Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

THE COOPER COMPANIES, INC.

TCC ACQUISITION CORP.

AND

OCULAR SCIENCES, INC.

DATED AS OF JULY 28, 2004

i

Section 9.9	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	72

Section 9.10	Disclosure	73

Section 9.11	Counterparts	73

Section 9.12	Specific Performance	73

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 28, 2004 (this “Agreement”), by and among THE COOPER COMPANIES, INC., a Delaware corporation (“Parent”), TCC ACQUISITION CORP., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and OCULAR SCIENCES, INC., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of the Company with and into Merger Sub (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”); and

WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in the best interest of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub; and

WHEREAS, as a condition to and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, one of the stockholders of the Company is entering into a voting agreement with Parent and Merger Sub (the “Voting Agreement”), in the form set forth in Exhibit A hereto; and

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization,” and this Agreement shall constitute a plan of reorganization, within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1.

Defined Terms

Section 1.1 Certain Definitions. For purposes of this Agreement, the term:

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“Acquisition Proposal” means any offer or proposal (other than the Merger) concerning any (A) merger, consolidation, business combination, or similar transaction involving the Company or any Company Subsidiary, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or any Company Subsidiary representing a material portion of the consolidated assets of the Company and the Company Subsidiaries (other than acquisitions of inventory and equipment in the ordinary course of business), (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 35% or more of the voting power of the Company or (D) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 35% or more of the outstanding voting capital shares of the Company or (E) any combination of the foregoing (other than the Merger).

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means state securities or “blue sky” laws.

“business day” means any day other than a day on which the SEC shall be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

“Closing Date” means the date of the Effective Time.

“Closing Price” means the closing price of the Parent Common Stock on the NYSE on the day immediately prior to the Closing Date.

“Company Material Adverse Effect” means any effect, event, occurrence, development, circumstance, change or condition (an “Effect”) that, individually or in the aggregate with other Effects is, or would reasonably be expected to be materially adverse to the assets, liabilities, business, property, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute a Company Material Adverse Effect: (A) any Effect affecting any of the industries in which the Company or any Company Subsidiary operates generally or affecting the economy generally (to the extent that such Effects do not disproportionately affect the Company, taken as a whole with the Company Subsidiaries, as compared to other companies in such industries); (B) any change in the Company’s stock price or trading volume; provided, however, that clause (B) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume; or (C) any Effect resulting from the announcement or pendency of the Merger.

“Company Stock Option Plan” means any stock option plan or other equity-based compensation plan of the Company or any Company Subsidiary, including, without limitation, the O.S.I. Corporation 1989 Stock Option Plan, the Ocular Sciences, Inc. 1997 Equity Incentive Plan, the Ocular Sciences, Inc. Amended and Restated 1997 Directors Stock Option Plan, the Ocular Sciences, Inc. 1997 Employee Stock Purchase Plan (the “ESPP”) and the Ocular Sciences, Inc. Deferred Fee Plan for Directors, each as amended.

“contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, understandings, policies, sales orders, quotations and other executory commitments to which any company is a party or to which any of the assets of any company are subject, whether oral or written, express or implied.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Claims” means all notices of violation, liens, claims, demands, suits, or causes of action for any damage, including, without limitation, personal injury or property damage, arising out of or related to Environmental Conditions or pursuant to applicable Environmental Laws.

“Environmental Conditions” means any onsite or offsite Releases relating to or arising out of the use, handling, storage, treatment, disposal, recycling, generation or transportation, of Hazardous Substances by the Company or any Company Subsidiary. With respect to Environmental Claims by third parties, Environmental Conditions also include the exposure of persons to Hazardous Substances at the work place or the exposure of persons or property to Hazardous Substances migrating from or otherwise emanating from the Facilities.

“Environmental Laws” means all applicable foreign, federal, state, district and local laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, or permits issued, promulgated or entered pursuant thereto (collectively, “Environmental Regulations”), relating to pollution or protection of the environment, including, without limitation, (i) Environmental Regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment, (ii) Environmental Regulations relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Substances, (iii) Environmental Regulations relating to the health and safety of persons (including employees) or property, (iv) CERCLA, (v) the Toxic Substances Control Act, (vi) the Hazardous Materials Transportation Act, (vii) the Resource Conservation and Recovery Act, (viii) the Clean Water Act, (ix) the Safe Drinking Water Act, (x) the Clean Air Act, (x) the Occupational Safety and Health Act, (xi) the Federal Insecticide, Fungicide, Rodenticide Act, (xii) the Atomic Energy Act, (xiii) the Emergency Planning and Community Right-to-Know Act and (xiv) The Oil Pollution Act.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any entity or trade or business (whether or not incorporated) other than the Company that together with the Company is considered under common control and treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” includes all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the Registration Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

“Facilities” means all plants, offices, manufacturing facilities, stores, warehouses, administration buildings and all real property and related facilities owned or leased at any time by the Company or any of its Subsidiaries.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any domestic or foreign governmental body or court including all international, federal, state, provincial, regional, local, municipal or other governmental administrative, judicial, legislative or regulatory authority.

“group” has the meaning as used in Section 13 of the Exchange Act, except where the context otherwise requires.

“Hazardous Substances” means all pollutants, contaminants, chemicals, wastes, by-products, and any other infectious, carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances, waste or materials (whether solids, liquids or gases) subject to regulation, control, investigation or remediation under applicable Environmental Laws. By way of example only, the term Hazardous Substances includes petroleum and/or petroleum by-products, urea formaldehyde, flammable, explosive and radioactive materials, radon gas, PCBs, pesticides, herbicides, asbestos, acids, metals and solvents.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, in and to all: (a) inventions (whether or not patentable), patents, patent applications, invention disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, renewals, extensions, and reexaminations thereof, and other rights of invention; (b) trademarks, service marks, trade names, trade dress, logos, domain names, product names and slogans, including any common law rights, registrations, and applications for registration for any of the foregoing, and the goodwill associated with all of the foregoing; (c) copyrights and other rights of authorship, and any applications, registrations and renewals in connection therewith, including, but not limited to, any moral rights and rights of attribution and integrity, the content contained on any World Wide Web site; (d) trade secrets, know-how and confidential and proprietary business or technical information, including, without limitation, customer and supplier lists and related information, pricing and cost information, business and marketing plans, any other financial, marketing and business data, technical data, processes, formulations, specifications and schematics; (e) computer applications, operating systems, and any other software (including source code and object code) documentation for any of the foregoing, electronic data and databases, web sites (including all related computer code and content); (f) rights to exclude others from appropriating any of such intellectual property including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the laws of the United States and abroad and (g) copies and tangible embodiments thereof.

“IRS” means the United States Internal Revenue Service.

“knowledge” means the actual knowledge of the officers of the Company as set forth on Section 1.2 of the Company Disclosure Schedule, and the knowledge such officers would have following reasonable inquiry of any other employees of the Company being primarily responsible for the matter being represented.

“Law” means any foreign or domestic federal, state, provincial, local, municipal or other law, statute, code, treaty, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Lien” means any encumbrance, lien, mortgage, deed of trust, charge, lease, easement, servitude, pledge, restriction, or security interest of any kind.

“Nasdaq” means the Nasdaq National Market System.

“NYSE” means the New York Stock Exchange.

“Other Filings” means all filings made by or required to be made by, the Company or the Parent, as the case may be, with the SEC other than the Registration Statement and the Proxy Statement.

“Parent Acquisition Proposal” means any offer or proposal (other than the Merger), concerning any (A) merger, consolidation, business combination, or similar transaction involving Parent, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of Parent representing a majority of the consolidated assets of Parent (other than acquisitions of inventory and equipment in the ordinary course of business), (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing a majority or more of the voting power of Parent or (D) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of a majority or more of the outstanding voting capital shares of Parent or (E) any combination of the foregoing.

“Parent Conflicting Proposal” means any Parent Acquisition Proposal which is expressly conditioned on the termination of this Agreement prior to the consummation of the Merger.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with other Effects is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, property, condition (financial or otherwise) or results of operations of

Parent and the Parent Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute a Parent Material Adverse Effect: (A) any Effect affecting any of the industries in which Parent or any Parent Subsidiary operates generally or affecting the economy generally (to the extent that such Effects do not disproportionately affect Parent, taken as a whole with the Parent Subsidiaries, in any material respect); (B) any change in Parent’s stock price or trading volume; provided, however, that clause (B) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume; or (C) any Effect resulting from the announcement or pendency of the Merger.

“Parent Rights” means the preferred stock purchase rights issuable pursuant to the Parent Rights Agreement.

“Parent Rights Agreement” means the Rights Agreement, dated as of October 29, 1997 between the Parent and American Stock Transfer & Trust, as Rights Agent, as amended.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Regulations” means regulations promulgated under the Code.

“Release” means any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the environment or the workplace of any Hazardous Substance.

“Share Issuance” means the issuance of shares of Parent Common Stock pursuant to Section 3.1.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“subsidiary” or “subsidiaries” means any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by Parent, the Company or any other person, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by Parent, the Company or any other person.

“Superior Proposal” means a bona fide offer or proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or a majority of the outstanding voting securities of the Company, which (A) was not solicited by the Company, any Company Subsidiary, any Company Representatives or any Company Affiliate Representatives, (B) does not contain a financing contingency, and (C) in the good faith judgment of the Company Board after consultation with outside legal advisors and the Company’s financial advisor, and after taking into account the various legal, financial and regulatory aspects of the proposal and the person making such proposal, (i) if accepted, is reasonably likely to be consummated, and (ii) if consummated would result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the transactions contemplated by this Agreement.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, whether disputed or not, including, without limitation, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, and shall, in each case, include any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by contract or otherwise.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Aggregate Spread Value”	Section 3.4(b)

“Agreement”	Preamble

“Alternative Holdco”	Section 3.6

“Alternative Merger 1”	Section 3.6

“Alternative Merger 2”	Section 3.6

“Alternative Mergers”	Section 3.6

“Alternative Merger Sub 1”	Section 3.6

“Alternative Merger Sub 2”	Section 3.6

“Alternative Structure Event”	Section 3.6

“Cash Consideration Percentage”	Section 3.4(b)

“Certificate of Merger”	Section 2.2

“COBRA”	Section 4.10(f)

“Code”	Recitals

“Company”	Preamble

“Company Affiliate Representatives”	Section 6.7(a)

“Company Board”	Section 4.4(a)

“Company Certificate of Incorporation”	Section 4.2

“Company Benefit Plan”	Section 4.10(a)

“Company By-laws”	Section 4.2

“Company Common Shares”	Section 3.1(a)

“Company Disclosure Schedule”	Article 4

“Company Financial Advisor”	Section 4.19

“Company Financial Statements”	Section 4.7(b)

“Company Intellectual Property”	Section 4.16(a)

“Company Material Contracts”	Section 4.13

“Company Options”	Section 3.4

“Company Permits”	Section 4.6

“Company Preferred Shares”	Section 4.3(a)

“Company Recommendation”	Section 6.7(c)

“Company SEC Filings”	Section 4.7(a)

“Company Stockholders Meeting”	Section 6.5(a)

“Company Subsidiary”	Section 4.1(b)

“Company Termination Fee”	Section 8.2(e)

“Confidentiality Agreement”	Section 6.6(b)

“Continuing Employees”	Section 6.13(a)

“D&O Insurance”	Section 6.14(b)

“DGCL”	Recitals

“Dissenting Shares”	Section 3.5

“Effect”	Section 1.1

“Effective Time”	Section 2.2

“ESPP”	Section 1.1

“Excess Shares”	Section 3.2(e)(i)

“Exchange Agent”	Section 3.2(b)

“Exchange Fund”	Section 3.2(b)

“Exchange Ratio”	Section 3.1(a)

“FDA”	Section 4.6

“FDCA”	Section 4.6

“Foreign Plan”	Section 4.10(g)

“Health Care Law”	Section 4.28

“License Agreement”	Section 4.16(b)

“Merger”	Recitals

“Merger Consideration”	Section 3.1(a)

“Merger Consideration Value”	Section 3.4(a)

“Merger Sub”	Preamble

“Multiemployer Plan”	Section 4.10(d)

“New Certificate”	Section 3.2(a)(ii)

“Old Certificates”	Section 3.2(a)(i)

“Outside Date”	Section 8.1(b)

“Parent”	Preamble

“Parent Affiliate Representatives”	Section 6.19

“Parent Board”	Section 6.4(a)

“Parent By-laws”	Section 5.2

“Parent Certificate”	Section 5.2

“Parent Common Stock”	Section 3.1(a)

“Parent Disclosure Schedule”	Article 5

“Parent Financial Statements”	Section 5.7(b)

“Parent Options”	Section 5.3(a)

“Parent Preferred Stock”	Section 5.3(a)

“Parent Recommendation”	Section 6.19

“Parent SEC Filings”	Section 5.7(a)

“Parent Stockholders Meeting”	Section 6.5(b)

“Parent Subsidiary”	Section 5.5(a)

“Parent Termination Fee”	Section 8.2(f)

“Per Share Cash Consideration”	Section 3.1(a)

“Per Share Stock Consideration”	Section 3.1(a)

“Plan”	Section 6.18

“Program”	Section 4.28

“Proxy Statement”	Section 6.4(a)

“Registration Statement”	Section 6.4(a)

“Regulations”	Section 1.1

“Regulatory Conditions”	Section 8.1(b)

“Representatives”	Section 6.6

“Section16”	Section 6.13

“SOXA”	Section 4.7(c)

“Surviving Corporation”	Section 2.1

“Stock Consideration Percentage”	Section 3.4(b)

“Voting Agreement”	Recitals

Article 2.

The Merger

Section 2.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, the Company, at the Effective Time, shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.2 Effective Time. On the date that is no later than two (2) business days after the satisfaction or, if permissible, waiver of the conditions set forth in Article 7, or on such other date as may be mutually agreed by the parties, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4 Certificate of Incorporation; By-laws. At the Effective Time, the Certificate of Incorporation and the By-laws of Merger Sub shall become the Certificate of Incorporation and the By-laws of the Surviving Corporation, each as in effect immediately prior to the Effective Time, as the same may be amended in accordance with Section 6.14(a) hereof.

Section 2.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

Article 3.

Conversion of Securities; Exchange of Certificates

Section 3.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities (except as specifically provided herein with respect to elections made by such holders):

(a) Conversion Generally. Each common share, par value $0.001 per share, of the Company (“Company Common Shares”) issued and outstanding immediately prior to the Effective Time (other than any Company Common Shares to be canceled pursuant to Section 3.1(b) and Dissenting Shares referred to in Section 3.5) shall be converted, subject to other provisions of this Section 3.1 and Section 3.2(e), into the right to receive (i) 0.3879 (the “Exchange Ratio”) of a share of common stock, par value $0.10 per share (together with the associated one-half of a Parent Right, “Parent Common Stock”), of Parent (the “Per Share Stock Consideration”), and (ii) $22.00 in cash without interest (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Merger Consideration”). At the Effective Time, all such Company Common Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration, subject to other provisions of this Section 3.1, Section 3.2(e) and Section 3.5 below. No fractional shares of Parent Common Stock shall be issued, and in lieu thereof, a cash payment shall be made pursuant to Section 3.2(e) hereof.

(b) Cancellation of Certain Shares. Each Company Common Share held by Parent, Merger Sub, any wholly owned subsidiary of Parent or Merger Sub, or by the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(c) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued, outstanding and unchanged as a validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Change in Shares. If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio, the Per Share Cash Consideration and any number or amount contained herein which is based on the price of Parent Common Stock or Company Common Shares or the number of shares of Parent Common Stock or Company Common Shares, as the case may be, shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

Section 3.2 Exchange of Certificates.

(a) Exchange Procedures.

(i) Promptly after the Effective Time, Parent will cause the Exchange Agent to mail to each holder of record of Company Common Shares (as of immediately prior to the Effective Time) a letter of transmittal and instructions for use in effecting surrender by such holder of certificates representing such holder’s Company Common Shares (“Old Certificates”) to the Exchange Agent in exchange for the consideration provided in this Article 3.

(ii) The holder of each Old Certificate, upon the surrender by such holder to the Exchange Agent of such Old Certificate, together with the letter of transmittal duly executed by such holder, shall be entitled to receive in exchange for such Old Certificate the Merger Consideration into which the Company Common Shares theretofore represented by such Old Certificate have been converted pursuant to Section 3.1 (together with any applicable cash in lieu of fractional shares and dividends or distributions in respect of such Merger Consideration), and such Old Certificate shall forthwith thereafter be canceled. Until such time as a certificate representing Parent Common Stock (the “New Certificate”) is issued to or at the direction of a holder of an Old Certificate entitled to receive Per Share Stock Consideration pursuant to Section 3.1, such Parent Common Stock shall be deemed not outstanding, and such Parent Common Stock shall not be entitled to vote on any matter. In the event of a transfer of ownership of Company Common Shares that is not registered on the transfer records of the Company, a New Certificate representing the appropriate number of shares of Parent Common Stock and the cash consideration payable hereunder with respect to such Company Common Shares may be issued and paid to a person other than the person in whose name the Old Certificate so surrendered is registered, if such Old Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Old Certificate or shall establish to the satisfaction of Parent that such tax has been paid or is not applicable. Each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon exchange as contemplated in this Section 3.2, the Merger Consideration into which the Company Common Shares formerly represented by such Old Certificate are converted in the Merger. No interest shall be paid or accrue on any Merger Consideration payable upon surrender of any Old Certificate.

(b) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Company Common Shares, for exchange in accordance with this Article 3, through the Exchange Agent, certificates representing the shares of Parent Common Stock and an amount of cash sufficient to deliver to the holders of Company Common Shares (other than Dissenting Shares) the aggregate Merger

Consideration (such certificates for shares of Parent Common Stock and cash, together with cash in lieu of fractional shares and any dividends or distributions with respect to the shares of Parent Common Stock with a record date occurring after the Effective Time, being hereinafter referred to as the “Exchange Fund”) deliverable pursuant to Section 3.1 in exchange for outstanding Company Common Shares. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to Section 3.1 out of the Exchange Fund. Except as contemplated by Section 3.2(e) hereof, the Exchange Fund shall not be used for any other purpose. Prior to the Effective Time, Parent shall enter into an agreement with the Exchange Agent, in a form reasonably satisfactory to the Company, setting forth the procedures to be used for such exchange and the other actions contemplated by this Section 3.2.

(c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.2(e), unless and until the holder of such Old Certificate shall surrender such Old Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Old Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, in addition to the Merger Consideration deliverable therefore pursuant to Section 3.1, without interest, (A) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(d) Further Rights in Company Common Shares. All Merger Consideration issued and paid upon conversion of the Company Common Shares in accordance with the terms hereof (including any cash paid pursuant to Section 3.2(e)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Shares.

(e) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent.

(i) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the difference between (A) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 3.2(b) and (B) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Shares pursuant to Section 3.1(a) (such difference being the “Excess Shares”). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of Parent Common Stock, shall sell the Excess Shares at then prevailing prices on the NYSE, all in the manner provided in this Section 3.2(e).

(ii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to such holders of Company Common Shares, the Exchange Agent will hold such proceeds in trust for such holders of Company Common Shares as part of the Exchange Fund. All commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares shall be deducted from the Exchange Fund. In addition, the Exchange Agent’s compensation and expenses in connection with such sale or sales shall be deducted from the Exchange Fund. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Company Common Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Common Shares is entitled (after taking into account all shares of Parent Common Stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Shares are entitled.

(iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Company Common Shares subject to and in accordance with the terms of Section 3.2(b).

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Shares for six (6) months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Shares who have not theretofore complied with this Article 3 shall thereafter look only to Parent for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.2(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 3.2(b), in each case, without any interest thereon.

(g) No Liability. None of Parent, the Company, Merger Sub or the Surviving Corporation shall be liable to any holder of Company Common Shares for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) Lost Certificates. If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.2(b), in each case, without any interest thereon.

(i) Withholding. Parent, Merger Sub or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares such amounts as Parent, Merger Sub or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, Merger Sub or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares in respect of whom such deduction and withholding was made by Parent, Merger Sub or the Exchange Agent.

Section 3.3 Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of Company Common Shares theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing Company Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Shares except as otherwise provided herein or by Law. On or after the Effective Time, any Old Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.2(b).

Section 3.4 Company Stock Options. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any outstanding unexercised and unexpired option to purchase Company Common Shares, whether or not then vested or exercisable, issued under a Company Stock Option Plan or otherwise (each, a “Company Option” and collectively, the “Company Options”), or any other Person, except as expressly provided herein:

(a) each Company Option outstanding immediately prior to the Effective Time with an exercise price per share equal to or greater than the sum of (i) the Per Share Cash Consideration and (ii) the Closing Price of the Parent Common Stock multiplied by the Exchange Ratio (such sum, the “Merger Consideration Value”)) shall be canceled and the holder thereof shall have no right to receive any consideration therefor; and

(b) each Company Option outstanding immediately prior to the Effective Time with an exercise price per share less than the Merger Consideration Value shall be canceled in exchange for the right to receive a payment in cash, without interest, and Parent Common Stock equal in the aggregate to the product (such product, the “Aggregate Spread Value”) of (i) the excess of (A) the Merger Consideration Value over (B) the exercise price per share under such Company Option, and (ii) the number of Company Common Shares into which such Company Option is exercisable. The Aggregate Spread Value of each Common Option shall be paid as follows: (i) in an amount in cash, without interest, equal to the Aggregate Spread Value multiplied by the Cash Consideration Percentage, reduced by the applicable withholding taxes on the Aggregate Spread Value, and (ii) in a number of shares of Parent Common Stock equal to (A) the Aggregate Spread Value multiplied by Stock Consideration Percentage, divided by (B) the Closing Price of the Parent Common Stock. As soon as reasonably practicable following the Effective Time, but in no event more than twenty (20) business days thereafter, the Surviving Corporation shall mail to each holder of a Company Option the applicable cash payment and certificates for shares of Parent Common Stock. The term “Cash Consideration Percentage” shall mean the percentage obtained by dividing the Per Share Cash Consideration by the Merger Consideration Value. The term “Stock Consideration Percentage” shall mean the percentage obtained by dividing (i) the Closing Price of the Parent Common Stock multiplied by the Exchange Ratio, by (ii) the Merger Consideration Value.

(c) The Company represents and warrants to Parent that no consent or approval of any of the holders of Company Options is required in order to implement the provisions of this Section 3.4. Prior to the Effective Time, the Company Board shall take all necessary action to cause all outstanding unvested Company Options to become fully vested and exercisable immediately prior to the consummation of the Merger.

Section 3.5 Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, Company Common Shares that are outstanding immediately prior to the Effective Time and held by a holder thereof who properly exercises and perfects appraisal rights for such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) will be paid for by the Surviving Corporation in accordance with Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal and payment under the DGCL, the right of such holder to such appraisal of its Company Common Shares shall cease and such Company Common Shares shall be deemed converted as of the Effective Time into the right to receive the Merger Consideration as provided in this Article 3. The Company shall give Parent (a) prompt notice of any written demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to Section 262 of the DGCL and received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisals under the DGCL. The Company shall not, except with the prior written consent of Parent, (i) voluntarily make any payment with respect to any demands for appraisal for Dissenting Shares, (ii) offer to settle, or settle, any such demands, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or (iv) agree to do any of the foregoing.

Section 3.6 Tax Adjustment. In the event that either party, after consulting with outside counsel, reasonably determines at any time that there is a reasonable likelihood that the Merger would not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then such party shall have the right to elect that the structure of the Merger shall be revised as follows: (i) Parent shall form a new Delaware corporation which is a direct wholly owned subsidiary of Parent (“Alternative Holdco”), (ii) Parent shall cause Alternative Holdco to form a new Delaware corporation which is a direct wholly owned subsidiary of Alternative Holdco (“Alternative Merger Sub 1”) and another new Delaware corporation which is a direct wholly owned subsidiary of Alternative Holdco (“Alternative Merger Sub 2”), (iii) at the Effective Time, Alternative Merger Sub 1 shall be merged with and into the Company, with the Company continuing as the surviving corporation (“Alternative Merger 1”) and Alternative Merger Sub 2 shall be merged with and into Parent, with Parent continuing as the surviving corporation and each share of Alternative Holdco stock held by Parent shall be cancelled (“Alternative Merger 2,” and with Alternative Merger 1, the “Alternative Mergers”), provided that (i) in no event will such revision to the structure of the Merger result in any change in the amount of cash consideration to which the holders of Company Common Stock and Company Options would otherwise be entitled to receive under this Agreement, and (ii) the percentage ownership of the

Company’s stockholders and option holders in Alternative Holdco shall be the same as it would have been in Parent immediately after the Effective Time under this Agreement (and Alternative Holdco shall have the same capital structure (subject to immaterial exceptions) as Parent would have had immediately after the Effective Time under this Agreement). In the event that either party exercises this option to revise the structure of the Merger (an “Alternative Structure Event”), (i) all references to the term “Parent Common Stock” when used in the context of Parent Common Stock to be issued in the Merger shall be deemed to be references to common stock to be issued by Alternative Holdco in Alternative Merger 1, (ii) all references to the Share Issuance shall be deemed to be references to Alternative Merger 2; (iii) this Agreement shall be deemed automatically amended by the parties as appropriate to give effect to the structure of the Alternative Mergers, including, but not limited to, the amendment of Sections 7.2(c) and 7.3(c) to provide that Parent or the Company, as applicable, shall have received the opinion of its outside counsel, dated the Closing Date, to the effect that on the basis of the facts, representations and assumptions set forth in representation letters of Parent, Alternative Holdco, Alternative Merger Sub 1, Alternative Merger Sub 2 and the Company (or in such opinion), the Alternative Mergers, taken together, will constitute a transaction described in Section 351 of the Code and (iii) each party shall execute a written amendment to this Agreement as necessary to reflect the foregoing and to otherwise effect the substance of the transaction as set forth in the Merger Agreement. Each of the Company and Parent shall cooperate in good faith with one another and use its best efforts, to take or cause to be taken all actions, and to do or cause to be done, all things necessary, including amending this Agreement, to provide a mechanism to exchange Parent Company Stock and to ensure that, if an Alternative Structure Event were to occur, the Alternative Mergers could be consummated as closely as reasonably practicable to the time the Merger would have been consummated but for the Alternative Structure Event. Notwithstanding anything to the contrary set forth in this Section 3.6 the changes described in this Section 3.6 shall not be implemented in a manner that would be materially adverse to the interests of the holders of Parent Common Stock or the holders of Company Common Stock.

Article 4.

Company Representations and Warranties

Except as set forth in the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), which, subject to Section 9.10, identifies exceptions by specific Section references, the Company hereby represents and warrants to Parent as follows:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) Each subsidiary of the Company (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each Company Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

(c) Each of the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Section 4.1 of the Company Disclosure Schedule sets forth a true and complete list of all of the Company Subsidiaries. None of the Company or any Company Subsidiary holds an Equity Interest in any other person except for passive investments in the Equity Interests (not to exceed 2% of any such company’s outstanding Equity Interests) of public companies as part of the cash management program of the Company.

Section 4.2 Certificate of Incorporation and By-laws; Corporate Books and Records. The copy of the Company’s Restated Certificate of Incorporation (the “Company Certificate of Incorporation”) attached to Section 4.2(i) of the Company Disclosure Schedule and the copy of the Company’s By-laws (the “Company By-laws”) attached to Section 4.2(ii) of the Company Disclosure Schedule are true and complete copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company By-laws. True and complete copies of (i) all approved minutes of meetings of the Company Board, or any committees thereof, or of meetings of the stockholders of the Company, and (ii) actions by written consent of the Company Board, or any committees thereof, have been made available by the Company to Parent.

Section 4.3 Capitalization.

(a) The authorized capital shares of the Company consist of 80,000,000 Company Common Shares, par value $0.001 per share, and 4,000,000 preferred shares, par value $0.001 per share (the “Company Preferred Shares”). As of July 26, 2004, (A) 25,157,814 Company Common Shares were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights (which are binding upon the Company or any Company Subsidiary), and (B) 3,397,536 Company Common Shares were issuable (and such number was reserved for issuance) upon exercise of Company Options outstanding as of such date. As of the date hereof, no Company Preferred Shares are issued or outstanding. Except for Company Options and the stock option agreements related thereto and except for arrangements and agreements set forth in Section 4.3 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary, or securities convertible into or exchangeable for such Equity Interests, or obligating the Company or any Company Subsidiary to issue or sell any of its capital shares or other Equity Interests, or securities convertible into or exchangeable for such capital shares of, or other Equity Interests in, the Company or any Company Subsidiary. As of July 26, 2004, the weighted average exercise price of all outstanding Company Options equals $20.863.

(b) The Company has previously made available to Parent a true and complete list, as of the date hereof, of the prices at which outstanding Company Options as of the date hereof may be exercised under any applicable Company Stock Option Plan, the number of Company Options outstanding at each such price and the vesting schedule of the Company Options for each officer of the Company. All of the Company Common Shares subject to issuance under the Company Stock Option Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights (which are binding upon the Company or any Company Subsidiary). There are no outstanding contractual obligations of the Company or any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any Company Common Shares or any other Equity Interests in, the Company or any Company Subsidiary. Each outstanding capital share of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights (other than any pre-emptive rights under applicable Law) and is owned, beneficially and of record, by the Company or another Company Subsidiary or a nominee of the Company or of another Company Subsidiary free and clear of all Liens, options, rights of first refusal, agreements, limitations on the Company’s or such other Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person, other than guarantees by the Company of any indebtedness or other obligations of any wholly owned Company Subsidiary as set forth in Section 4.3 of the Company Disclosure Schedule.

Section 4.4 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and, other than, with respect to the Merger, as provided in Section 4.20, the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, as required by the DGCL and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Board of Directors of the Company (the “Company Board”) has approved this Agreement, declared advisable the transactions contemplated hereby and has directed that this Agreement and the Merger be submitted to the Company’s stockholders for approval at a meeting of such stockholders. This Agreement has been duly authorized (other than with respect to the Merger) and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement and the transactions contemplated hereby, including the Merger, or the

Voting Agreements without any further action on the part of the stockholders or the Company Board. No other state takeover statute or similar statute or regulation is applicable to or purports to be applicable to the Merger or any other transactions contemplated by this Agreement.

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (A) conflict with or violate any provision of the Company Certificate of Incorporation or Company By-laws or any equivalent organizational documents of any Company Subsidiary, provided that the Merger is not consummated prior to obtaining the stockholder approval set forth in Section 4.20, (B) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained and all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate in any material respects any Law applicable to the Company or any Company Subsidiary or by which any material property or asset of the Company or any Company Subsidiary is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any material promissory note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit or other instrument or obligation, except, with respect to clause (C) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, (x) reasonably be expected to prevent or materially delay consummation of the Merger or any other transactions contemplated by this Agreement or (y) have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require the Company to obtain any material consent, approval, authorization or permit of, or make any material filing with or notification to, any Governmental Entity or any other person, except under the Exchange Act, Securities Act, any applicable Blue Sky Laws, the rules and regulations of Nasdaq, the HSR Act, foreign or supranational antitrust and competition Laws and the filing and recordation of the Certificate of Merger as required by the DGCL.

Section 4.6 Permits; Compliance With Law. Each of the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, registrations, approvals and clearances of any Governmental Entity, and has made all filings, applications and registrations with any Governmental Entity (including any authorizations required under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”) and any regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder) necessary for the Company and each Company Subsidiary to own, lease and/or operate its properties or other assets, or to carry on its respective businesses substantially in the manner described in the Company SEC Filings filed prior to the date hereof and substantially as it is being conducted as of the date hereof, including, but not limited to, the testing, manufacturing, storing, packaging, labeling and distributing of any product of the Company or any Company Subsidiary (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits, or the failure to have made such filings, applications and/or registrations, would not, individually or in the aggregate, (x) reasonably be expected to prevent or materially delay consummation of the Merger or any other transactions contemplated by this Agreement or (y) have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (A) in any material respect, any Law applicable to the Company or any Company Subsidiary or by which any material property or asset of the Company or any Company Subsidiary is bound or affected or (B) any Company Permits, except, with respect to clause (B) for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to (x) prevent or materially delay consummation of the Merger or any other transactions contemplated by this Agreement or (y) have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has, within the last three years, received any written or, to the knowledge of the Company, oral warning, notice, notice of violation or probable violation, notice of revocation, or other communication from or on behalf of any Governmental Entity, alleging (A) any violation of any Company Permit, or (B) that the Company or any Company Subsidiary requires any Company Permit for its business as currently conducted that is not currently held by it, except for any such communications received after the date hereof and promptly disclosed to Parent, none of which could, individually or in the aggregate, have a Company Material Adverse Effect. No investigation or inquiry by any Governmental Entity with respect to the Company or any Company Subsidiary is pending, or, to the knowledge of the Company, threatened, with respect to any alleged or claimed violation of Law applicable to the Company or any Company Subsidiary or by which any material property or asset of the Company or any Company Subsidiary is bound or affected, except for any such investigation or inquiry commenced after the date hereof and promptly disclosed to Parent, none of which could, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.7 SEC Filings; Financial Statements.

(a) The Company has timely filed or furnished all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since June 30, 2001 (collectively, the “Company SEC Filings”). Each Company SEC Filing (A) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time it was filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings (the “Company Financial Statements”) was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted on Form 10-Q, 8-K or any successor form under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which were not and would not, individually or in the aggregate, reasonably be expected to be material). The books and records of the Company and each Company Subsidiary have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, and the Company Financial Statements are consistent with such books and records.

(c) The Company has in place the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by Section 302 of the Sarbanes-Oxley Act of 2002 (“SOXA”). The Company’s “disclosure controls and procedures” are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company and its consolidated Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required by Section 302 of SOXA with respect to such reports. Except as reflected in the Company Financial Statements, neither the Company nor any Company Subsidiary is a party to any material off-balance sheet arrangements (as defined in Item 303 of Regulation S-K promulgated under the Exchange Act). To the Company’s knowledge, KPMG LLP, which has expressed its opinion with respect to the financial statements of the Company and its Subsidiaries included in Company SEC Filings (including the related notes), is “independent” with respect to the Company and the Company Subsidiaries within the meaning of Regulation S-X since July 1, 2001. The Company has made such disclosure of non-audit services performed by KPMG LLP in its proxy statements with respect to its annual meetings of stockholders as is required under the rules and regulations of the SEC.

(d) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2003 included in the Company Form 10-K for the fiscal year ended December 31, 2003, including the notes thereto, none of the Company or any consolidated Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise), other than (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2003 that would not, individually or in the aggregate, (x) reasonably be expected to prevent or materially delay consummation of the Merger or any other transactions contemplated by this Agreement or (y) have a Company Material Adverse Effect or (ii) fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

(e) The Company has previously provided to Parent a true and complete copy of any amendment or modification which has not yet been filed with the SEC to any agreement, document or other instrument which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

Section 4.8 Disclosure Documents.

(a) The Proxy Statement and any Other Filings to be made by the Company, and any amendments or supplements thereto, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time of the Company Stockholders Meeting, and (D) the Effective Time, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Laws.

(b) The Proxy Statement and any Other Filings to be made by the Company, and any amendments or supplements thereto, do not, and will not, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time of the Company Stockholders Meeting, and (E) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this (b) will not apply to statements or omissions included in the Proxy Statement or any Other Filings based upon information furnished in writing to the Company by Parent or Merger Sub specifically for use therein.

Section 4.9 Absence of Certain Changes or Events. Since December 31, 2003, except as specifically contemplated by, or as disclosed in, this Agreement or the Company SEC Filings or Section 4.9 of the Company Disclosure Schedule, there has not been (a) any Company Material Adverse Effect or (b) any of the following:

(i) any amendment of the Certificate of Incorporation or Bylaws of the Company;

(ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock, property or a combination thereof) with respect to any of its capital shares (other than dividends paid by a wholly owned Company Subsidiary to the Company or to any other wholly owned Company Subsidiary);

(iii) any reclassification, combination, split, subdivision, or issuance or authorization of the issuance of any other securities in respect of, or any redemption, purchase or other acquisition, directly or indirectly, of any of the Company’s capital shares or other Equity Interests except for repurchases from employees or other service providers of the Company following termination of their employment or services pursuant to the terms of their pre-existing stock option or purchase agreements;

(iv) any granting by the Company or any of Company Subsidiary of any increase in compensation or increase in benefits payable or to become payable to its directors, officers or employees, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company or any Company Subsidiary of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company or any of Company Subsidiary of any increase in severance or termination pay or any entry by the Company or any of Company Subsidiary into, or modification or amendment of any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement;

(v) entry by the Company or any of Company Subsidiary into any licensing or other agreement with regard to the acquisition or disposition of any material Company Intellectual Property other than licenses and agreements entered into in the ordinary course of business consistent with past practice;

(vi) any termination or material amendment with respect to any Company Material Contract in effect since the date of the Company Balance Sheet;

(vii) any material change by the Company in its accounting policies or procedures, except as required by GAAP or by a Governmental Entity or in connection with compliance with Section 404 of SOXA;

(viii) any material revaluation by the Company of any of its assets other than in the ordinary course of business consistent with past practice;

(ix) any cancellation by the Company or any of its Subsidiaries of any material debts or waiver of any claims or rights of material value;

(x) any issuance or sale of any debt securities of the Company or any Company Subsidiary, any incurrence of any liability or obligation for borrowed money (other than any borrowings under the Company’s revolving credit agreements with Comerica Bank and Wells Fargo as in effect on the date hereof, and any refinancing thereof or amendment thereto that does not increase the principal amount of loans available thereunder) or any liability or obligation as guarantor with respect to the obligations of others, any grant of any security interest, pledge or lien on any material assets or properties of the Company or any Company Subsidiary or the making of any loan to any person (other than a Company Subsidiary) outside the ordinary course of business;

(xi) any sale, transfer or other disposition outside of the ordinary course of business of any material properties or assets (real, personal or mixed, tangible or intangible) by the Company or any of Company Subsidiary;

(xii) any material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Company or any Company Subsidiary; or

(xiii) any agreement, whether in writing or otherwise, to take any action described in this section by the Company or any of Company Subsidiary.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company or any ERISA Affiliate), which are now, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all material incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, dental, life, accident, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”). Neither the Company nor, to the knowledge of the Company, any other person or entity has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

With respect to each Company Benefit Plan, the Company has made available to Parent true and complete copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summary plan descriptions, including any summary of material modifications, and all brochures and material written communications describing such plans delivered to participants generally, (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan) and all schedules and attachments thereto, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (F) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, and (G) all filings made with any Governmental Entity.

(b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Filings filed prior to the date of this Agreement. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

(c) (A) Each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has either received a favorable determination or opinion letter from the IRS as to its qualified status or the remedial amendment period for such Company Benefit Plan has not yet expired, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is, to the knowledge of the Company, so exempt, and to the Company’s knowledge no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, (B) to the Company’s knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit

Plan that could result in liability to the Company, (C) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than liability for ordinary administrative expenses typically incurred in a termination event), (D) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (E) to the knowledge of the Company, neither the Company nor any ERISA Affiliate has any liability under ERISA Section 502, (F) all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, and (G) all contributions and payments to Company Benefit Plans are, to the extent otherwise deductible pursuant to applicable Law, so deductible under Code sections 162 or 404.

(d) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and none of the Company or any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA.

(e) No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of the Company or any Company Subsidiary who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(f) Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. The Company and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder (“COBRA”) and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(g) With respect to each Company Benefit Plan maintained outside the jurisdiction of the United States, including any such plan required to be maintained or contributed to by applicable Law, custom or rule of the relevant jurisdiction (each, a “Foreign Plan”): (i) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices and all material obligations under such Foreign Plans have been fully performed; (ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and (iii) except for Foreign Plans administrated by any governmental or regulatory authority, no Foreign Plan would constitute a “multiemployer pension plan” (as defined in Section 3(37) of ERISA), “pension plan” (as defined in Section 3(3) of ERISA) or other plan subject to Title IV of ERISA if maintained or administered in, or otherwise subject to the laws of, the United States.

Section 4.11 Labor and Other Employment Matters.

(a) Each of the Company and each Company Subsidiary is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. None of the Company or any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). Neither the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any Company Subsidiary. There is no labor dispute, strike, slowdown or work stoppage against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened which may interfere in any respect with the respective business activities of the Company or any Company Subsidiary. No labor union or similar organization has otherwise been certified to represent any persons employed by the Company or any Company Subsidiary or has applied to represent such employees or, to the knowledge of the Company, is attempting to organize so as to represent such employees. None of the Company, any Company Subsidiary or their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any Company Subsidiary, and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state or foreign agency pending or, to the knowledge of the Company, threatened, except where such unfair labor practice, charge or complaint would not, individually or in the aggregate, have a Company Material Adverse Effect. None of the Company or any Company Subsidiary is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. Each of the Company and each Company Subsidiary has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. There are no material pending claims against the Company or any Company Subsidiary under any workers’ compensation plan or policy or for long term disability. There are no material controversies pending or, to the knowledge of the Company, threatened, between the Company or any Company Subsidiary and any of their current or former employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity. To the Company’s knowledge, no employee of the Company or any Company Subsidiary is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or such Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others. No employee of the Company or any Company Subsidiary who holds a material position of responsibility within the Company’s organization (taken as whole with the Company Subsidiaries) has given notice to the Company or any Company Subsidiary of termination of employment, nor does the Company have any knowledge, that any such employee intends to terminate his or her employment with the

Company or any Company Subsidiary. The Company has made available to Parent true and complete copies of the most recent EEO-1 Report filed on behalf of the Company and each Company Subsidiary. The Company and the Company Subsidiaries are not required to file Vets 100 Reports and do not maintain Affirmative Action Plans.

(b) The Company has identified in Section 4.11(b) of the Company Disclosure Schedule and has made available to Parent true and complete copies of (A) all severance and employment agreements (except for offer letters of employment generated in the ordinary course of business and pursuant to which no severance or “change of control” provisions are applicable) with directors, officers or employees of or consultants to the Company or any Company Subsidiary, (B) all severance programs and policies of the Company and each Company Subsidiary with or relating to its employees, and (C) all plans, programs, agreements and other arrangements of the Company and each Company Subsidiary with or relating to its directors, officers, employees or consultants which contain change in control provisions. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any Company Subsidiary or affiliate from the Company or any Company Subsidiary or affiliate under any Company Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. No individual who is a party to an employment agreement listed in Section 4.11(b) of the Company Disclosure Schedule or any agreement incorporating change in control provisions with the Company has terminated employment or been terminated, nor, to the knowledge of the Company, has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of the Company under such agreement.

(c) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any Company Benefit Plan, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in any material liability of the Company or any Company Subsidiary to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

Section 4.12 Tax Treatment. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any of the Company’s affiliates has taken or agreed to take, or will take or will agree to take, any action that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a).

Section 4.13 Contracts. None of the Company or any Company Subsidiary is a party to or bound by any contract (A) any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits to any party of which will be calculated on the basis of any of the transactions contemplated by this Agreement, or (B) which, as of the date hereof, (1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (2) involves aggregate expenditures in the future in excess of $500,000 (excluding purchase orders and expenditures to renew insurance policies and Company Benefit Plans in the ordinary course of business), (3) involves annual expenditures in the future in excess of $250,000 and is not cancelable within six months (excluding purchase orders and expenditures to renew insurance policies and Company Benefit Plans in the ordinary course of business), (4) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Company Subsidiary, or which restricts the conduct of any line of business by the Company or any Company Subsidiary or any geographic area in which the Company or any Company Subsidiary may conduct business, or which grants any person an exclusive right to use any material Company Intellectual Property with respect to any line of business or any geographic area, (5) is a material original equipment manufacturer or contract manufacturing agreement, (6) is a material supply agreement, including but not limited to telecommunications or information technology services agreements, involving annual expenditures in excess of $250,000, (7) is a joint venture agreement or joint development, or similar agreement which requires expenditures in the aggregate in excess of $500,000, (8) is a distributor agreement pursuant which has resulted, or is reasonably expected to result, in annual revenues to the Company or any Company Subsidiary in excess of $250,000 or which is an exclusive agreement not cancelable within six months, (9) the termination of which would be reasonably expected to have a Company Material Adverse Effect, or (10) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. Each Contract of the type described in this Section 4.13, whether or not set forth in Section 4.13 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” Each Company Material Contract is valid and binding on the Company and each Company Subsidiary party thereto and, to the Company’s knowledge, each other party thereto, and is in full force and effect, and the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company’s knowledge, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, reasonably be expected to (x) prevent or materially delay consummation of the Merger or any other transactions contemplated by this Agreement or (y) have a Company Material Adverse Effect. None of the Company or any Company Subsidiary knows of, or has received written notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that would not, individually or in the aggregate, (x) prevent or materially delay consummation of the Merger or any other transactions contemplated by this Agreement or (y) have a Company Material Adverse Effect. Section 4.13 of the Company Disclosure Schedule sets forth the standard terms, conditions, and warranties offered by the Company and the Company Subsidiaries with respect to sales of its products.

Section 4.14 Litigation. (A) There is no material suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened (i) against the Company or any Company Subsidiary or (ii) for which the Company or any Company Subsidiary is obligated to indemnify a third party, (B) none of the Company or any Company Subsidiary is subject to any outstanding order, writ, injunction, judgment, decree, or arbitration ruling or award, and (C) there has been no refusal to indemnify or denial of indemnification by any third party in connection with any past, pending or threatened suit, claim, action, proceeding, investigation, order, ruling or award with respect to which the Company or any Company Subsidiary is or may be entitled to indemnification from any third party.

Section 4.15 Environmental Matters.

(a) The Company and each Company Subsidiary is in material compliance with all Environmental Laws.

(b) There are no existing or, to the knowledge of the Company, potential Environmental Claims against the Company or any Company Subsidiary, nor have any of them received any notification of any allegation of any actual or potential responsibility for, or any inquiry or investigation regarding, (A) any alleged violation of Environmental Laws by the Company or any Company Subsidiary or (B) any Release or threatened Release at any location of any Hazardous Substance generated or transported by the Company, Company Subsidiary or any agent acting on behalf of the Company or Company Subsidiary.

(c) There have been no Releases at or from the Facilities of Hazardous Substances that could trigger the need for investigation and/or remediation pursuant to Environmental Laws, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Neither the Company nor any Company Subsidiary manufactures or distributes any product in the State of California which requires a warning mandated by the California Safe Drinking Water and Toxic Enforcement Act of 1986.

(e) Neither the Company nor any Company Subsidiary is a party, whether as a direct signatory or as successor, assign or third-party beneficiary, to any contract (excluding insurance policies and leases) under which the Company or any Company Subsidiary is obligated by or entitled to the benefits of any representation, warranty, indemnification, covenant, release, waiver, or restriction concerning Environmental Laws or Hazardous Substances, except for any such obligations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(f) There are no existing or proposed consent decrees, consent orders, judgments, or judicial or administrative orders entered into by any Governmental Entity and the Company or any Company Subsidiary, or judgments, judicial order, or administrative orders issued by any Governmental Entity against the Company or any Company Subsidiaries under or with respect to Environmental Laws.

Section 4.16 Intellectual Property.

(a) “Company Intellectual Property” means all Intellectual Property that is owned by the Company or any Company Subsidiary and the rights of the Company or any Subsidiary under any License Agreement granting rights in Intellectual Property owned by third persons and used in the business of the Company or any Company Subsidiary as currently conducted or in existence on the date hereof which will be used in the business of Company or any Company Subsidiary as currently planned to be conducted.

(b) “License Agreement” means all agreements (including any licenses, outstanding decrees, orders, judgments, covenants not to sue, settlement agreements or stipulations) to which the Company or any Company Subsidiary is a party or otherwise bound (whether between Company or any Company Subsidiary and an independent Person or intercompany), which contain provisions (i) granting to Company or any Company Subsidiary rights in any Intellectual Property, (ii) granting to third Persons any rights in any Intellectual Property, or (iii) restricting Company’s or any Company Subsidiary’s right to use any Intellectual Property.

(c) Section 4.16(a) of the Company Disclosure Schedule identifies each patent, patent application, trademark registration, trademark application, service mark registration, service mark application, copyright registration and domain name that is owned by or filed in the name of the Company or any Company Subsidiary (whether solely or jointly with another person). Each item of Intellectual Property listed on Schedule 4.16(a) and shown as registered, filed, issued by or applied for, has been duly registered, filed, issued or applied for with the official government registrars and/or issuers (or officially recognized issuers) of patents, trademarks, copyrights or internet domain names, in the various jurisdictions indicated on such Schedule, and except as set forth on Schedule 4.16(a), each such registration, application, filing and/or issuance (i) is valid and subsisting and has not been abandoned or canceled; and (ii) has been maintained effective by all requisite filings, renewals and payments.

(d) Section 4.16(b) of the Company Disclosure Schedule sets forth a true and complete list of all material License Agreements in effect as of the date hereto (other than (x) licenses by the Company or a Company Subsidiary to its customers in the ordinary course of business (y) agreements or licenses relating to information or content or related materials used in the Company’s or a Subsidiary’s products and services acquired or licensed in the ordinary course of business, or (z) licenses for generally available software under license and financial terms which would not reasonably be expected to have an aggregate purchase price of greater than $250,000. Except as set forth on Schedule 4.16(b), (i) each License Agreement set forth on Schedule 4.16(b) is in full force and effect and is valid and legally binding on the Company or any Company Subsidiary that is a party thereto and, to the Company’s knowledge, each other party thereto, (ii) neither Company nor any Company Subsidiary is in material default of such License Agreement, and no event has occurred that with notice or lapse of time would constitute a material default or permit termination, or any material modification, or acceleration of material rights thereunder; and (iii) neither the Company nor any of the Company Subsidiaries has granted any sublicense or similar right with respect to such License Agreement. Company has made available to Buyer correct and complete copies of all material License Agreements (as amended to date) set forth on Schedule 4.16(b).

(e) Except as set forth on Section 4.16 of the Company Disclosure Schedule:

(i) The Company Intellectual Property constitutes (i) all Intellectual Property other than rights with respect to patents and patent applications and (ii) to the knowledge of the Company, all rights with respect to patents and patent applications, necessary for or to the conduct of the business of the Company or any Company Subsidiary as presently conducted. The Company and each Company Subsidiary own, free and clear of any Liens by any other entity, such Company Intellectual Property (except for Intellectual Property subject to License Agreements).

(ii) No person has given written notice to the Company or any Company Subsidiary asserting (i) the invalidity, non-enforceability or non-registerability of, (ii) infringement, misappropriation, dilution, or other violation of, or (iii) conflicting ownership rights with respect to any Company Intellectual Property, and no (x) Company Intellectual Property owned by the Company or any Company Subsidiary, or (y) to the knowledge of the Company, any Company Intellectual Property other than that owned by the Company or any Company Subsidiary, is the subject of any pending or, to the Company’s knowledge, threatened action, suit or claim, asserting any of (i) through (iii) above.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the conduct of the Company’s and the Company Subsidiary’s respective businesses (including but not limited to the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture or product of Company or any Company Subsidiary) does not constitute or cause an infringement, misappropriation or improper use or disclosure of (i) any Intellectual Property of any third party other than patents or patent applications and (ii) to the knowledge of the Company, any patent or any patent application of a third party.

(iv) To the Company’s knowledge, there exists no prior act or current conduct or use by the Company, or any Company Subsidiary or any third party licensee or licensor of Company Intellectual Property that would render void or invalid any material Company Intellectual Property.

(v) To the Company’s knowledge, no person is infringing upon, misappropriating, diluting or otherwise violating the rights of the Company or any Company Subsidiary to any material Company Intellectual Property. Neither the Company nor any Company Subsidiary has brought or threatened a claim against any Person challenging such Person’s ownership or use of, or the validity, enforceability or registerability of, any Intellectual Property.

(vi) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby will not constitute a material breach or default under or conflict with any material License Agreement, will not cause the cancellation, suspension, limitation or termination or give rise to a right to cancel, suspend or terminate any material License Agreements or impair the right of the Surviving Corporation and the Company Subsidiaries to continue exercising any rights to the full extent that the Company and the Company Subsidiaries respectively currently have under such License Agreements. The Surviving Corporation and the Company Subsidiaries shall have the same rights, on identical terms and conditions, to and in the respective Company Intellectual Property immediately subsequent to the Closing hereunder as the Company and the Company Subsidiaries have immediately prior to the Closing hereunder.

(vii) The Company and the Company Subsidiaries have maintained in confidence all material Company Intellectual Property for which confidentiality is required or appropriate in the exercise of reasonable business judgment in accordance with procedures adequate in all material respects for maintaining such confidentiality and in accordance in all material respects with procedures required by law or otherwise customarily used in the industry to protect rights of like importance and, without limiting the foregoing, each employee of the Company or any Company Subsidiary whose duties relate to research and development activities of the Company or any Company Subsidiary or has otherwise had access to, contributed to or developed any Company Intellectual Property, has a contractual or legal obligation of confidentiality to the Company and the Company Subsidiaries with respect to such information, and has an obligation to transfer to the Company or a Company Subsidiary, for no additional consideration, rights in inventions and authored works made during the course of his or her employment using resources of the Company or any Company Subsidiary.

(viii) (A) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any privacy policy or other terms of use relating to any web sites of the Company or any Company Subsidiary, or violate in any material respect any applicable Laws relating to the use or dissemination of information collected in connection with the operation of such web sites or otherwise, and (B) the Company’s and each Company Subsidiary’s use and dissemination of any and all data and information concerning users of such web sites and any other persons is in compliance with their privacy policies and terms of use, and in material compliance with all applicable Laws.

(ix) No former or current employee, director, officer or stockholder of the Company or any Company Subsidiary has (or will have after giving effect to the transactions contemplated by this Agreement), directly or indirectly, any right, title or interest in any Company Intellectual Property, nor does any such person have any rights to past or future royalty payments or license fees deriving from licenses, technology agreements or other agreements, whether written or oral, between any such person and Company or any Company Subsidiary.

Section 4.17 Taxes.

(a) The Company and each Company Subsidiary has timely filed with the appropriate taxing authority all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were true and complete in all material respects. All material Taxes that are due and payable (whether or not shown due on any Tax Return) have been timely paid and any unpaid Taxes of the Company and each Company Subsidiary (i) did not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in the Company Financial Statements contained in the Company SEC Filings with respect to the fiscal quarter ending March 31, 2004, and (ii) to the knowledge of the Company, will not exceed that reserve as adjusted for operations and transactions through the Effective Time in accordance with the past custom and practice of the Company and each Company Subsidiary in filing their Tax Returns. Since March 31, 2004, neither the Company nor any Company Subsidiary has (x) incurred any liability for Taxes other than in the ordinary course of business or (y) paid Taxes other than Taxes paid on a timely basis.

(b) Neither the Company nor any Company Subsidiary has (i) granted any waivers or extensions of the time to assess any Taxes or (ii) requested any extensions of time, which are currently in effect, with respect to Tax Returns that were or are due to be filed.

(c) There are no audits or other administrative proceedings or court proceedings currently pending or in progress with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has received a written notice or announcement of any audits or other administrative proceedings or court proceedings, subject to such exceptions that, if resolved in a manner unfavorable to the Company or any Company Subsidiary, would not, individually or in the aggregate, reasonably expected to have, a Company Material Adverse Effect.

(d) There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except Liens for current Taxes not yet due and payable.

(e) The Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(f) Neither the Company nor any Company Subsidiary is responsible for the Taxes of any other person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(h) Neither the Company nor any Company Subsidiary is a party to any contract, plan or arrangement, under which it is obligated to make or to provide, or could be become obligated to make or to provide, a payment or benefit that would be nondeductible under Code Section 280G or in excess of the deduction limitation set forth in Code Section 162(m).

(i) Neither the Company nor any Company Subsidiary is party to any Tax allocation, indemnification or sharing agreement.

(j) Neither the Company nor any Company Subsidiary has been a member of a group filing a consolidated, combined or unitary income Tax Return (other than a group whose common parent was the Company).

(k) Neither the Company nor any Company Subsidiary has distributed any corporation in a transaction intended to qualify under Code Section 355 within the past two years, nor has the Company or any Company Subsidiary been distributed in a transaction intended to qualify under Code Section 355 within the past two years.

(l) The Company operates at least one significant historic business line, within the meaning of Treasury Regulations Section 1.368-1(d), and no assets of the Company have been sold, transferred, or otherwise disposed of that would prevent Parent from continuing the historic business of the Company or from using a significant portion of the Company’s historic business assets following the Merger, as such terms are used in Treasury Regulations Section 1.368-1(d).

(m) None of the Company nor any Company Subsidiary has entered into any transaction which constitutes a “reportable transaction” (as defined in Treasury Regulation Section 1.6011-4), and to the best knowledge of Company and each Company Subsidiary, none of the Company nor any Company Subsidiary has entered into a “potentially abusive tax shelter” (as defined in Treasury Regulation Section 301.6112-1).

Section 4.18 Insurance. Section 4.18 of the Company Disclosure Schedule contains a complete list of policies and contracts of insurance maintained by the Company as of the date hereof. There is no material claim pending under any of policies or bonds of the Company or any Company Subsidiary as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable to date under all such policies and bonds have been paid and the Company and each Company Subsidiary is otherwise in compliance in all material respects with the terms of such policies and bonds. Neither the Company nor any Company Subsidiary has been notified in writing of any threatened termination of, or material premium increase with respect to, any such policies or contracts. All such policies that provide insurance against liability to third parties were written on an occurrence basis. The Company maintains insurance coverage in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance).

Section 4.19 Opinion of Financial Advisor. The Company Board has received the written opinion of Morgan Stanley & Co. Incorporated (the “Company Financial Advisor”) dated as of July 28, 2004 addressed to the Company Board, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Company Common Shares, and the Company delivered to Parent a true and complete copy of such opinion.

Section 4.20 Vote Required. The affirmative vote of the holders of a majority of the voting power of the outstanding Company Common Shares is the only vote of the holders of any class or series of capital shares or other Equity Interests of the Company necessary to approve the Merger and the other transactions contemplated by this Agreement.

Section 4.21 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has heretofore made available to Parent a true and complete copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger or any other transactions contemplated by this Agreement.

Section 4.22 Properties.

(a) Each of the Company and the Company Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its properties and assets except for defects in title, easements, restrictive covenants and similar encumbrances that would not, individually or in the aggregate, have a Company Material Adverse Effect. The right, title and interest of the Company and the Company Subsidiaries in all such properties and assets is free and clear of all Liens, except for (i) Liens that are reflected in the Company Financial Statements or reflected in Section 4.22 of the Company Disclosure Schedule, and (ii) Liens that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Each of the Company and the Company Subsidiaries has complied with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for any failure to so comply or any failure of such leases to be in full force and effect that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under all such leases, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) The assets and properties owned or leased by the Company or any Company Subsidiary constitute all assets and properties necessary and sufficient to conduct the business of the Company and the Company Subsidiaries as currently conducted on the date hereof, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Neither the Company nor any Company Subsidiary owns any real property. Section 4.22 of the Company Disclosure Schedule sets forth a true and complete list of all material office Facilities, and other Facilities that are material to the operations of the Company, leased by the Company and the Company Subsidiaries. The Company has made available to Parent and Merger Sub true and complete copies of all material leases of real property under which the Company or any Company Subsidiary is the tenant or subtenant.

(e) Each building system, structure, fixture or improvement, owned, leased or used by the Company or any Company Subsidiary and required for the operation of its business, is in all material respects in good working condition (reasonable wear and tear excepted) and adequate for the operation of the business of the Company and the Company Subsidiaries as currently conducted on the date hereof, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.23 Transactions with Affiliates. Except as set forth in the Company SEC Filings neither the Company nor any Company Subsidiary is a party to any transaction, contract, agreement or understanding with any (i) present or former officer or director of the Company or any Company Subsidiary, other than as part of the normal and customary terms of such persons’ employment or service with the Company or any Company Subsidiary, or any of their family members, (ii) record or beneficial owner of five (5) percent or more of any voting securities of the Company or any Company Subsidiary or (iii) any affiliate of the Company (other than any Company Subsidiary) or of any such officer, director, family member or beneficial owner.

Section 4.24 Customers. Set forth in 4.24(a) of the Company Disclosure Schedule is a list of the twenty largest U.S. customers of the Company and the Company Subsidiaries, taken as a whole, based on the dollar value of materials or products purchased by such customers from the Company and the Company Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2003. Schedule 4.24 sets forth which of these customers have exclusive contracts or arrangements with the Company or any Company subsidiary and the term of such contracts or arrangements.

Section 4.25 FDA Compliance. All products currently being manufactured, tested, developed, processed, labeled, stored or distributed by or on behalf of the Company or any Company Subsidiary, which are subject to the jurisdiction of the FDA, are being manufactured, tested, developed, processed, labeled, stored, distributed, and marketed in compliance with all applicable Laws, guidances or orders administered or issued by the FDA or any other Governmental Entity, including without limitation, the FDA’s current Good Manufacturing Practice regulations, except where any failure to so comply would not, individually or in the aggregate, have a Company Material Adverse Effect. All applicable operations of the Company and each Company Subsidiary have achieved and maintained ISO 13485 Quality System certification, and there is no pending or, to the Company’s knowledge threatened, audit, repeal, failure to renew or challenge to any such certifications. All products being manufactured by the Company or any Company Subsidiary are in compliance with applicable registration, licensing and notification requirements required by applicable Law for each site at which a product of the Company or any Company Subsidiary is manufactured except where any failure to so comply would not, individually or in the aggregate, have a Company Material Adverse Effect. All pre-clinical and clinical trials being conducted by or on behalf of the Company or any Company Subsidiary, are being conducted in compliance with all applicable Laws and guidances of the FDA or any other Governmental Entity, including without limitation, the FDA’s current Good Clinical Practice regulations and federal and state laws, regulations and guidances restricting the use and disclosure of individually identifiable health information except where any failure to so comply would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is the subject, officially or otherwise, of any pending or threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither the Company nor any Company Subsidiary has committed any act, made any statement, or failed to make any statement that would provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” and any amendments thereto. To the Company’s knowledge, each product distributed, sold or leased, or service rendered, by the Company or any Company Subsidiary complies in all material respects with all applicable product safety standards of each applicable product safety agency, commission, board or other Governmental Entity.

The Company and each Company Subsidiary is in compliance with all applicable FDA import and export requirements, including, but not limited to, import-for-export requirements, export notifications or authorizations and record keeping requirements except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.26 Product Warranty and Recall. No product or product component manufactured and/or distributed by the Company, any Company Subsidiary or, to the knowledge of the Company, by any other person pursuant to an arrangement with the Company or any Company Subsidiary, is (i) adulterated within the meaning of 21 U.S.C. § 351; or (ii) misbranded within the meaning of 21 U.S.C. § 352. Section 4.26 of the Company Disclosure Schedule sets forth a list of (i) all recalls, field notifications, field corrections and safety alerts with respect to products manufactured and/or distributed by the Company or any Company Subsidiary, or by any third party on behalf of the Company or any Company Subsidiary, in each case between January 1, 2001 and the date of this Agreement, and the dates, if any, such recalls, field notifications, field corrections and safety alerts were resolved or closed, and (iii) to the knowledge of the Company, any material complaints with respect to products produced by the Company or any Company Subsidiary, or by any third party on behalf of the Company or any Company Subsidiary, that are open hereof. There are no outstanding recalls, field notifications, field corrections, safety alerts or product complaints with respect to the products manufactured and/or distributed by the Company or any Company Subsidiary, or by any third party on behalf of the Company or any Company Subsidiary, and to the Company’s knowledge, there are no facts that would be reasonably likely to result in a material product recall, field notification, field correction or safety alert with respect to any such products.

Section 4.27 Unlawful Practice of Medicine. Neither the Company, nor any Company Subsidiary has engaged in an unlawful or unauthorized practice of medicine or other professionally licensed activities through any web sites sponsored or operated, or formerly sponsored or operated, by the Company or any Company Subsidiary.

Section 4.28 Compliance with Health Care Laws. Neither the Company nor any Company Subsidiary has engaged in any activity prohibited under federal or state criminal or civil health care laws (including without limitation the federal Anti-Kickback Statute, Stark Law and federal False Claims Act and any comparable state laws), or the regulations promulgated pursuant to such laws (each, a “Health Care Law”), or which are cause for civil penalties or mandatory or permissive exclusion from Medicare, Medicaid or any other state or federal health care program (“Program”). There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, investigation, proceeding, notice or demand pending, received or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary which relates to a violation by the Company or such Company Subsidiary of any Health Care Law or which could reasonably result in its exclusion from participation in any Program.

Article 5.

Representations and Warranties of Parent and Merger Sub

Except as set forth in the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), which shall, subject to Section 9.10, identify exceptions by specific Section references, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification; Subsidiaries

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.2 Certificate of Incorporation and By-laws; Corporate Books and Records. The copy of Parent’s Restated Certificate of Incorporation, as amended (the “Parent Certificate”), attached to Section 5.2(i) of the Parent Disclosure Schedule and the copy of Parent’s and Amended and Restated By-laws (the “Parent By-laws”) attached to Section 5.2(ii) of the Parent Disclosure Schedule are true and complete copies thereof as in effect on the date hereof. Parent is not in violation of any of the provisions of the Parent Certificate or Parent By-laws. True and complete copies of (i) all approved minutes of meetings of Parent’s Board of Directors, or any committees thereof, or of meetings of the stockholders of Parent, and (ii) actions by written consent of Parent’s Board of Directors, or any committees thereof, have been made available by Parent to the Company.

Section 5.3 Capitalization.

(a) The authorized capital stock of Parent consists of 70,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.10 per share (the “Parent Preferred Stock”). As of July 26, 2004, (A) 32,696,796 shares of Parent Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights (which are binding upon the Company or any Company Subsidiary), (B) 585,203 shares of Parent Common Stock were held in the treasury of Parent or by the Parent Subsidiaries, and (C) 2,431,062 shares of Parent Common Stock were issuable (and such number was reserved for issuance) upon exercise of options to purchase Parent Common Stock (“Parent Options”) outstanding as of such date. As of the date hereof, (A) 300,000 shares of Parent Preferred Stock are designated as Series A Junior Participating Preferred Stock and have been reserved for issuance in connection with the Parent Rights, and (B) no shares of Parent Preferred Stock are issued or outstanding. As of July 26, 2004, except for Parent Options to purchase not more than 2,431,062 shares of Parent Common Stock, outstanding Parent Rights under the Parent Rights Agreement, agreements or arrangements described in the Parent SEC Filings or Section 5.3 of the Parent Disclosure Schedule, there were no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent is a party or by which Parent is bound relating to the issued and unissued Equity Interest of Parent or obligating Parent to issue or sell any of its capital shares or other Equity Interests, or securities convertible into or exchangeable for such capital shares of, or other Equity interests in, Parent. The shares of Parent Common Stock to be issued in connection with the Merger, when issued as contemplated herein, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights.

(b) There are no outstanding contractual obligations of the Parent (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of capital stock of Parent or any other Equity Interests in, Parent.

Section 5.4 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Each of (A) the execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub, as applicable, of the transactions contemplated hereby and (B) other than, with respect to the Share Issuance, as provided in Section 5.15, the issuance of shares of Parent Common Stock and payment of cash consideration in accordance with the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent and Merger Sub and no other stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Parent’s Board of Directors has approved this Agreement, declared advisable the transactions contemplated hereby and has directed that the Share Issuance be submitted to the Company’s stockholders for approval at a meeting of such stockholders. This Agreement has been validly executed and delivered by Parent and Merger Sub, as applicable, and constitute a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 5.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement do not, and the performance thereof by Parent and Merger Sub will not, (A) conflict with or violate any provision of the Parent Certificate of Incorporation or Parent By-laws or the Certificate of Incorporation or By-laws of Merger Sub, provided that the Merger is not consummated prior to obtaining the stockholder approval set forth in Section 5.15, (B) assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained and all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or by which any material property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or affected or (C) result in any breach of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any property or asset of Parent, Merger Sub or any Parent Subsidiary pursuant to any material promissory note, bond, mortgage, indenture, contract, agreement, lease, license, permit, other instrument or obligation, except, with respect to clause (C), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (x) prevent or materially delay consummation of the Merger or any other transactions contemplated by this Agreement or (y) have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance hereof by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other person, except (A) under the Exchange Act, the Securities Act, any applicable Blue Sky Laws, the rules and regulations of the NYSE, the HSR Act, foreign or supranational antitrust and competition laws, filing and recordation of the Certificate of Merger as required by the DGCL and as otherwise set forth in the Parent Disclosure Schedule and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) prevent or materially delay consummation of the Merger or any other transactions contemplated by this Agreement or (y) have a Parent Material Adverse Effect.

Section 5.6 Litigation. (A) There is no material suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened (i) against Parent or (ii) for which Parent is obligated to indemnify a third party, (B) Parent is not subject to any outstanding order, writ, injunction, judgment, decree, or arbitration ruling or award, and (C) there has been no refusal to indemnify or denial of indemnification by any third party in connection with any past, pending or threatened suit, claim, action, proceeding, investigation, order, ruling or award with respect to which Parent is or may be entitled to indemnification from any third party.

Section 5.7 SEC Filings; Financial Statements.

(a) Parent has timely filed or furnished all registration statements, prospectuses, forms, reports and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since June 30, 2001 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing (A) as of its date complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time it was filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings (the “Parent Financial Statements”) was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted on Form 10-Q, 8-K or any successor form under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly in all material respects the consolidated financial position, results of operations and cash flows of Parent as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which were not and would not, individually or in the aggregate, reasonably be expected to be material). The books and records of Parent have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, and the Parent Financial Statements are consistent with such books and records.

(c) Parent has in place the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of Parent to engage in the review and evaluation process mandated by Section 302 of SOXA. The “disclosure controls and procedures” of Parent are reasonably designed to ensure that material information (both financial and non-financial) relating to Parent and its consolidated subsidiaries required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Parent’s principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Parent required by Section 302 of SOXA with respect to such reports. Except as reflected in the Parent Financial Statements, neither Parent nor any Parent Subsidiary is a party to any material off-balance sheet arrangements (as defined in Item 303(c)

of Regulation S-K promulgated under the Exchange Act). To Parent’s knowledge, KPMG LLP, which has expressed its opinion with respect to the financial statements of Parent and its subsidiaries included in Parent SEC Filings (including the related notes), is “independent” with respect to Parent within the meaning of Regulation S-X. Parent has made such disclosure of non-audit services performed by KPMG LLP in its proxy statements with respect to its annual meetings of stockholders as is required under the rules and regulations of the SEC.

(d) Except as and to the extent set forth on the consolidated balance sheet of Parent and the consolidated Parent Subsidiaries as of October 31, 2003 included in the Parent Form 10-K for the fiscal year ended October 31, 2003, including the notes thereto, none of Parent or any consolidated Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise), other than (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since October 31, 2003 that would not, individually or in the aggregate, (x) reasonably be expected to prevent or materially delay consummation of the Merger or any other transactions contemplated by this Agreement or (y) have a Parent Material Adverse Effect or (ii) fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby

Section 5.8 Disclosure Documents.

(a) The Registration Statement and any Other Filings, and any amendments or supplements thereto, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and (C) the Effective Time, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Laws.

(b) The Registration Statement and any Other Filings, and any amendments or supplements thereto, do not, and will not, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time of the Company Stockholders Meeting, and (D) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.8(b) will not apply to statements or omissions included in the Registration Statement or any Other Filings based upon information furnished in writing to the Parent or Merger Sub by the Company specifically for use therein.

Section 5.9 Absence of Certain Changes or Events. Since October 31, 2003, except as specifically contemplated by, or as disclosed in, this Agreement or in the Parent SEC Filings or in Section 5.9 of the Parent Disclosure Schedule, there has not been (i) any action, event, occurrence or transaction that would have been prohibited by Section 6.2 if this Agreement had been in effect at the time thereof or any agreement, arrangement or commitment in respect of any action, event, occurrence or transaction that would have been prohibited by Section 6.2 if this Agreement had been in effect at the time thereof, (ii) any Parent Material Adverse Effect or an event or development that would, individually or in the aggregate, have a Parent Material Adverse Effect, or (iii) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by Parent.

Section 5.10 Compliance with Laws Neither Parent nor any Parent Subsidiary is in conflict with, or in default or violation of, any Law applicable to Parent or any Parent Subsidiary or by which any material property or asset of Parent or any Parent Subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.11 FDA Compliance. All products currently being manufactured, tested, developed, processed, labeled, stored or distributed by or on behalf of Parent or any Parent Subsidiary, which are subject to the jurisdiction of the FDA, are being manufactured, tested, developed, processed, labeled, stored, distributed, and marketed in compliance with all applicable Laws, guidances or orders administered or issued by the FDA or any other Governmental Entity, including without limitation, the FDA’s current Good Manufacturing Practice regulations, except where any failure to so comply would not, individually or in the aggregate, have a Parent Material Adverse Effect. All applicable operations of Parent and each Parent Subsidiary have achieved and maintained ISO 13485 Quality System certification, and there is no pending or, to the Parent’s knowledge threatened, audit, repeal, failure to renew or challenge to any such certifications. All products being manufactured by Parent or any Parent Subsidiary are in compliance with applicable registration, licensing and notification requirements required by applicable Law for each site at which a product of Parent or any Parent Subsidiary is manufactured except where any failure to so comply would not, individually or in the aggregate, have a Parent Material Adverse Effect. All pre-clinical and clinical trials being conducted by or on behalf of Parent or any Parent Subsidiary are being conducted in compliance with all applicable Laws and guidances of the FDA or any other Governmental Entity, including without limitation, the FDA’s current Good Clinical Practice regulations and federal and state laws, regulations and guidances restricting the use and disclosure of individually identifiable health information except where any failure to so comply would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent, nor any Parent Subsidiary, is the subject, officially or otherwise, of any pending or threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991), and any amendments thereto. Neither Parent, nor any Parent Subsidiary has committed any act, made any statement, or failed to make any statement that would provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” and any amendments thereto. To Parent’s knowledge, each product distributed, sold or leased, or service rendered, by Parent or any Parent Subsidiary complies in all material respects with all applicable product safety standards of each applicable product safety agency, commission, board or other Governmental Entity.

Parent and each Parent Subsidiary is in compliance with all applicable FDA import and export requirements, including, but not limited to, import-for-export requirements, export notifications or authorizations and record keeping requirements except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.12 Tax Treatment. None of Parent, any Parent Subsidiary or, to the knowledge of Parent, any of Parent’s affiliates has taken or agreed to take, or will take or will agree to take, any action that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.13 Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b) All of the outstanding capital stock of Merger Sub is owned directly by Parent. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other Equity Interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other Equity Interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

(c) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not prior to the Effective Time have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

Section 5.14 Brokers. Other than J.P. Morgan Securities Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

Section 5.15 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock is the only vote, if any, of the holders of any class or series of capital stock or other Equity Interests of Parent necessary to approve the Share Issuance. The affirmative vote of Parent, as the sole stockholder of Merger Sub, is the only vote, if any, of the holders of any class or series of capital stock or other Equity Interests of Merger Sub necessary to approve the Merger.

Section 5.16 Fairness Opinion. Parent’s Board of Directors has received a written opinion from J.P. Morgan Securities Inc. dated as of July 28, 2004 to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to Parent, and Parent delivered to the Company a true and complete copy of such opinion.

Section 5.17 DGCL Section 203. Neither Parent nor any affiliate of Parent is, or has been during the last three years, an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company other than as contemplated pursuant to this Agreement.

Section 5.18 No Negotiations. As of the date hereof, neither Parent nor any Parent Subsidiary is engaged in any discussions or negotiations with, or furnishing any information to, any person in connection with or relating to a Parent Acquisition Proposal.

Section 5.19 Restrictions on Conduct of Business. Neither Parent nor any of its affiliates is a party to any contract related to the contact lens industry that will materially restrict or prohibit the Surviving Corporation (or any successor thereof) following the Effective Time from engaging or participating in any material line of business or market in such industry (including the conduct following the Effective Time of the Company’s business as currently conducted), or from competing in any material market in the world in any material respect, or from making use of any material Intellectual Property, including any contract granting exclusive rights, or rights of first refusal or first negotiation, or otherwise containing provisions materially limiting the rights of the Surviving Corporation (or any successor thereof) with respect to the sale, purchase, distribution or manufacture of any products or services in any material respect.

Article 6.

Covenants

Section 6.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.1 of the Company Disclosure Schedule, as required by Section 6.13 of this Agreement or as specifically permitted by any other provision of this Agreement, unless Parent shall otherwise agree in writing, the Company will, and will cause each Company Subsidiary to, (A) conduct its operations only in the ordinary course of business consistent with past practice, and shall not take any action inconsistent therewith or with this Agreement, (B) use all reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with such of the customers, suppliers, distributors, business partners and other persons with which the Company or any Company Subsidiary has business relations, (C) have in effect and maintain at all times insurance of the kinds, in the amounts and with the insurers as is presently in effect, (D) keep in working condition and good order and repair all of its material assets and properties, normal wear and tear excepted and (E) take reasonable and customary action to protect the Company’s Intellectual Property to the end that the Company’s and each Company Subsidiary’s goodwill and ongoing business shall not be impaired in any material respects as of the Closing Date. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 6.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law or the regulations or requirements of Nasdaq), and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (as described above):

(a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

(b) (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any capital shares of, or other Equity Interests in, the Company or any Company Subsidiary, of any class, or securities convertible or exchangeable or exercisable for any such capital shares or other Equity Interests, or any options, warrants or other rights of any kind to acquire any such capital shares or other

Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any Company Subsidiary, other than (1) the issuance of Company Common Shares upon the exercise of Company Options outstanding as of the date hereof in accordance with their terms, and (2) the grant of Company Options after February 1, 2005 (and the issuance of Company Common Shares upon the exercise of such Company Options) to acquire up to an aggregate of 500,000 Company Common Shares at an exercise price not lower than the fair value of the Company Common Shares on the date of grant, in connection with performance evaluations or promotions in 2005, or (B) sell, pledge, mortgage, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, mortgage, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of the Company or any Company Subsidiary, except pursuant to existing contracts or commitments or the sale or purchase of goods, in each case in the ordinary course of business consistent with past practice, or the disposition of equipment or furniture no longer in use as a result of the implementation of the Company’s Generation II project (as described in Company SEC Filings), or (C) enter into any commitment or transaction outside the ordinary course of business consistent with past practice other than (1) transactions between a wholly owned Company Subsidiary and the Company or another wholly owned Company Subsidiary and (2) transactions or commitments involving expenditures in the aggregate not to exceed $500,000;

(c) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital shares (other than dividends paid by a wholly owned Company Subsidiary to the Company or to any other wholly owned Company Subsidiary) or enter into any agreement with respect to the voting of its capital shares;

(d) reclassify, combine, split, subdivide, or issue or authorize the issuance of any other securities in respect of, or redeem, purchase or otherwise acquire, directly or indirectly, or modify or amend any of its capital shares or other Equity Interests;

(e) (A) merge with, acquire or agree to acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets), or invest in or agree to invest in (by acquisition of stock or securities, contributions to capital, property transfers or otherwise) any direct or indirect interest or investment in any person, any Equity Interests of any person (other than a wholly-owned Company Subsidiary), any division of any person or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and capital expenditures permitted by clause (E), (B) incur or modify any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the debt securities, indebtedness or other obligations of any person (other than a wholly owned Company Subsidiary) for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice (including any borrowings under the Company’s revolving credit agreements with Comerica Bank and Wells Fargo as in effect on the date hereof, and any amendment thereto or refinancing thereof that does not increase the principal amount of loans available thereunder), (C) amend, terminate, cancel, or agree to any material change in, any Company Material Contract other than in the ordinary course of business consistent with past practice, (D) waive, release or assign any material right or claim under any Company Material Contract, (E) make or authorize any capital expenditure in excess of the

Company’s 2004 budget as disclosed to Parent prior to the date hereof and for capital expenditures occurring in the fiscal year beginning January 1, 2005, in an amount per quarter equal to one quarter of the total 2004 budget, (F) enter into any Contract (whether written or oral) material to the condition (financial or otherwise), business, properties, assets, prospects or results or operations of the Company and the Company Subsidiaries, taken as a whole, other than in the ordinary course of business, (G) issue or sell any debt securities of the Company or any Company Subsidiary, (H) make or authorize any material loan to any person or guarantee any indebtedness of a person, other than in the ordinary course of business consistent with past practice or loans by the Company to any wholly-owned Company Subsidiary, or by any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary, (I) increase the principal, interest or otherwise modify the redemption terms or any other terms of the existing indebtedness of the Company or any Company Subsidiary, other than in connection with new borrowings in the ordinary course of business under the terms of credit facilities in effect on the date hereof (including amendments and refinancings that do not increase the principal amount of loans available thereunder) that do not increase the total amount available for borrowing thereunder, (J) enter into any “keep well” or other agreement to maintain any financial statement condition of another person (other than a wholly-owned Company Subsidiary) or (K) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.1(e);

(f) except as may be required by applicable Law or any contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 4.11(b) of the Company Disclosure Schedule or pursuant to the Retention Plan set forth in Section 6.1(f) of the Company Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for (1) increases in accordance with past practices in salaries or wages of employees of the Company or any Company Subsidiary which are not across-the-board increases, (2) bonuses (other than to executive officers) in the ordinary course of business consistent with past practices in connection with performance reviews, periodic grants, promotions and other routine awards), (3) payments pursuant to bonus plans in effect on the date hereof relating to bonuses for performance in 2004, and the adoption of new bonus plans for 2005 in the ordinary course of business that are consistent with plans in effect on the date hereof), and (5) bonuses paid to employees hired after the date hereof (excluding executive officers) in the ordinary course of business, (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, other than rights granted to new hires that are consistent with the rights of existing employees holding similar positions, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law, (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan other than as contemplated by Section 4.10 or Section 4.11 of the Company Disclosure Schedule, (D) provide for the payment of any amounts to directors, officers and employees as a result of the consummation of the transactions contemplated by this Agreement other than amounts payable under agreements, policies or commitments that are disclosed in Sections 4.10 or 4.11 of the Company Disclosure Schedule, (E) fail to take such action as would be reasonable under the circumstances to enforce any rights of the Company or any Company Subsidiary under any employment agreement, severance agreement, noncompete agreement, nonsolicitation agreement, covenant not to disclose confidential information or other similar agreement with respect to any current or former employee or independent contractor of the Company or any Company Subsidiary in effect as of the date hereof or (F) take any action to implement the ESPP;

(g) enter into any new line of business;

(h) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

(i) (A) pre-pay any long-term debt, except in the ordinary course of business in an amount not to exceed $500,000 in the aggregate for the Company and the Company Subsidiaries taken as a whole, or pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise), except (A) in the ordinary course of business, (B) the settlement of claims, litigation or arbitration within insurance policy limits, and (C) the payment of obligations under contracts currently in effect or entered into after the date of this Agreement in compliance with this Section 6.1 and which payments are not otherwise prohibited;

(j) make any change in accounting policies or procedures, except as required by GAAP or by a Governmental Entity or in connection with compliance with Section 404 of SOXA;

(k) (A) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration and (B) settle, pay or discharge any claim with respect to, or arising out of the transactions contemplated by this Agreement, in each case, other than within insurance policy limits;

(l) (A) make any material tax election outside the ordinary course of business or settle or compromise any material liability for Taxes, (B) file any amended Tax Return, (C) change any annual tax accounting period or method of tax accounting, (D) enter into any closing agreement relating to any tax, (E) surrender any right to claim any tax refund or (F) give or request any waiver of a statute of limitation with respect to any Tax Return, claim or assessment other than waivers of statutes of limitations as set forth in Section 6.1(l) of the Disclosure Schedule (it being agreed that Parent shall have the right to participate in any proceeding with respect to any material liability for Taxes of the Company or any Company Subsidiary)

(m) take, or agree to take, any action that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(n) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

(o) write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries, taken as a whole, other than in the ordinary course of business in accordance with GAAP consistently applied or assets no longer in use as a result of the implementation of the Company’s Generation II project (as described in Company SEC Filings);

(p) (A) sell, assign, license, mortgage, pledge, sublicense, encumber, impair, abandon or fail to maintain any material Company Intellectual Property other than in the ordinary course of business, consistent with past practice, (B) grant, extend, amend, waive or modify any rights in or to the Company Intellectual Property, other than in the ordinary course of business, consistent with past practice, (C) fail to take such actions as are reasonable and customary to enforce its Intellectual Property rights or prosecute or maintain its Intellectual Property, (D) enter into any material contract with respect to Intellectual Property or (E) amend, terminate, request or agree to a material change, or waive, release or assign any material right or claim under any material contract with respect to Intellectual Property, in each case other than grants of security interests therein in the ordinary course of business, consistent with past practice, to secure borrowings by the Company or any Company Subsidiary thereof;

(q) take any action to exempt or make not subject to any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares any person or entity (other than Parent, Merger Sub or any Parent Subsidiary) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

(r) enter into any agreements, consummate any transactions, or take any other action that would, is intended to, or would reasonably be expected to, result in (1) any of the representations and warranties of the Company set forth in this Agreement not being true and correct as of the Closing such that the condition to the Merger set forth in Section 7.2(a) would not be satisfied, or (2) any of the other conditions to the Merger set forth in Article 7 not being satisfied (except as expressly permitted in Section 6.7);

(s) enter into any transaction with any affiliate of the Company (other than a wholly owned Company Subsidiary) or any director, officer, or beneficial owner of more than 5% of voting securities of the Company or any Company Subsidiary, or any of their family members or affiliates (other than compensation for services permitted by the other provisions of this Section);

(t) enter into any transaction or agreement that limits or otherwise restricts the Company or any Company Subsidiary or that could reasonably be expected to, after the Closing Date, limit or restrict the Surviving Corporation or its affiliates and successors, from engaging or competing in any line of business or in any geographic area;

(u) make any payment to an affiliate (other than the Company or any Company Subsidiary), except in accordance with the terms of any contract or compensation arrangement in effect on the date hereof to employees or directors in the ordinary course of business and in accordance with Section 6.1(f);

(v) change (including by way of amendment, modification, or failure to renew) any insurance coverage in any material respect except as expressly permitted in Section 6.14(b); or

(w) enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 6.2 Conduct of Business by Parent Pending the Closing. Except as set forth in Section 6.2 of the Parent Disclosure Schedule or as specifically permitted by any other provision of this Agreement, Parent shall conduct its operations in the ordinary course of business consistent with past practice, and shall not take any action inconsistent therewith or with this Agreement, and shall not (unless required by applicable Law or any NYSE regulations applicable to the Parent), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of the Company:

(a) amend or otherwise change the Parent Certificate or Parent By-laws in a manner that adversely affects the rights of holders of Parent Common Stock;

(b) (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of Parent’s capital stock (other than regular semi-annual cash dividends of $0.03 per share), or (B) fail to pay regular semi-annual cash dividends of $0.03 per share (subject to Parent’s having legally available funds therefor);

(c) merge with, acquire or agree to acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets), or invest in or agree to invest in (by acquisition of stock or securities, contributions to capital, property transfers or otherwise) any direct or indirect interest or investment in any person, any Equity Interests of any person, any division of any person or any assets, other than (1) acquisitions of inventory and capital expenditures in the ordinary course of business consistent with past practice and (2) any mergers, acquisitions of assets, or acquisitions of capital stock, or agreements to enter into any such transactions, which (1) do not involve acquisitions of entities (or substantially all of the assets of entities) engaged to any material extent in the design, development or manufacture of soft contact lenses, (2) do not require approval of Parent’s stockholders and (3) would not reasonably be expected to create a substantial risk that the Effective Time would be delayed in any material way, or that any of the conditions set forth in Article 7 would not be satisfied;

(d) adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization of Parent other than an agreement or plan with respect to a Parent Acquisition Proposal permitted by Section 6.2(e);

(e) enter into any agreements, consummate any transactions, or take any other action that would, is intended to, or would reasonably be expected to, result in (1) any of the representations and warranties of Parent set forth in this Agreement not being true and correct as of the Closing such that the condition to the Merger set forth in Section 7.2(a) would not be satisfied, or (2) any of the other conditions to the Merger set forth in Article 7 not being satisfied (except as expressly permitted in Section 6.19);

(f) take, or agree to take, any action that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(g) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 6.3 Cooperation. The Company and Parent shall coordinate and cooperate in connection with (A) the preparation of the Registration Statement, the Proxy Statement and any Other Filings, (B) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Merger or any other transactions contemplated by this Agreement and (C) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement, the Proxy Statement or any Other Filings and timely seeking to obtain any such actions, consents, approvals or waivers.

Section 6.4 Registration Statement; Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC a joint proxy statement relating to the Company Stockholders Meeting and Parent Stockholders Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger and to be issued pursuant to holders of Company Options pursuant to Section 3.4(b). Each of Parent and the Company shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC. Each of Parent and the Company will use reasonable best efforts to respond to any comments made by the SEC with respect to the Proxy Statement and any Other Filings, and to cause the Registration Statement to become effective as promptly as practicable. Prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal, state or foreign securities laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement, the Proxy Statement and any Other Filings. As promptly as practicable after the Registration Statement shall have become effective, the Company and Parent shall mail the Proxy Statement to their stockholders; provided, however, that the Company and Parent shall consult and cooperate with each other in determining the appropriate time for mailing the prospectus contained in the Registration Statement with the Proxy Statement in light of the dates set for the Company Stockholders Meeting and the Parent Stockholder Meeting. The Proxy Statement shall (subject to the last sentence of Section 6.7(c) hereof) include the recommendation of the Company Board that adoption of the Agreement by the Company’s stockholders is advisable and that the Company Board has determined that the Merger is fair and in the best interests of the Company’s stockholders, and shall (subject to the last sentence of 6.20(c) hereof) include the recommendation Parent Recommendation of the Board of Directors of the Parent (the “Parent Board”) that approval of the Share Issuance by the Parent’s stockholders is advisable and that the Parent Board has determined that the Share Issuance is in the best interests of Parent’s stockholders.

Subject to the last sentence of Section 6.7(c) and subject to the last sentence of Section 6.20(c) hereof, no amendment or supplement (other than pursuant to Rule 425 of the

Securities Act with respect to releases made in compliance with Section 6.11 of this Agreement) to the Proxy Statement, the Registration Statement or any Other Filings will be made by Parent or the Company without the approval of the other party (which approval shall not be unreasonably withheld or delayed). Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement, the Registration Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

(b) The information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders Meeting and (iv) the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement or any Other Filing, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder, and other applicable Law.

(c) The information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders Meeting and (iv) the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein not misleading. If at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement or any Other Filing, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder and other applicable Law.

Section 6.5 Stockholders’ Meetings.

(a) The Company shall call and hold a meeting of its stockholders (the “Company Stockholders Meeting”) as promptly as reasonably practicable following the date on which the Registration Statement becomes effective, for the purpose of voting upon the adoption and approval of the Merger and the other transactions contemplated by this Agreement. In connection with the Company Stockholders Meeting, the Company will (i) subject to applicable Law, use its reasonable best efforts (including postponing or adjourning the Company Stockholders Meeting to obtain a quorum or to solicit additional proxies, but for no other reason without the prior consent of Parent, such consent not to be unreasonably withheld) to obtain the necessary approvals by its stockholders of the Merger and the other transactions contemplated hereby, and (ii) otherwise comply with all legal requirements applicable to the Company Stockholders Meeting.

(b) Parent shall call and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) as promptly as reasonably practicable following the date on which the Registration Statement becomes effective for the purpose of voting upon the approval of the Share Issuance. In connection with the Parent Stockholders Meeting, Parent will (i) subject to applicable Law, use its reasonable best efforts (including postponing or adjourning the Parent Stockholders Meeting to obtain a quorum or to solicit additional proxies but for no other reason without the prior consent of the Company, such consent not to be unreasonably withheld) to obtain the necessary approvals by its stockholders of the Share Issuance, and (ii) otherwise comply with all legal requirements applicable to the Parent Stockholders Meeting.

Section 6.6 Access to Information; Confidentiality.

(a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company, Parent or any of their respective subsidiaries is a party (which such person shall use its reasonable best efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, the Company and Parent shall, and shall cause each of its subsidiaries and each of their and their subsidiaries’ respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, the “Representatives”) to (A) provide to the other party and its respective Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.6(a) shall affect or be deemed to modify or limit any representation or warranty made in this Agreement, or affect the satisfaction or non-satisfaction of any condition to the Merger set forth in this Agreement. Each party may withhold competitively sensitive information or impose conditions on its use.

(b) With respect to the information disclosed pursuant to Section 6.6(a), the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement previously executed by the Company and Parent (the “Confidentiality Agreement”).

Section 6.7 No Solicitation of Transactions by Company.

(a) None of the Company or any Company Subsidiary shall, directly or indirectly, take (and the Company shall not authorize or permit the Company Representatives or, to the extent within the Company’s control, other affiliates, and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (the “Company Affiliate Representatives”) to take), any action to (A) solicit, initiate, encourage or facilitate, any Acquisition Proposal (including by way of furnishing non-public information), (B) enter into any agreement or commitment with respect to any Acquisition Proposal (other than confidentiality agreements permitted by clause (x) below), or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement, or (C) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the Company Stockholders Meeting, the Company Board determines in good faith, after consultation with outside counsel, that (1) the Company has received an unsolicited Acquisition Proposal which is reasonably likely to lead to a Superior Proposal, and (2) the failure to take such action would be reasonably likely to result in a breach of the Company Board’s fiduciary duties to the stockholders of the Company, the Company may, in response to such Acquisition Proposal and subject to the Company’s compliance with, Section 6.7(b) and Section 6.7(c), (x) furnish information with respect to the Company and the Company Subsidiaries to the person making such Acquisition Proposal pursuant to a customary confidentiality agreement the terms of which are no more favorable to the other party to such confidentiality agreement than those in place with Parent and (y) participate in discussions and negotiations with respect to such Acquisition Proposal. Upon execution of this Agreement, the Company shall, and shall cause the Company Representatives and, to the extent within the Company’s control, its other affiliates and the Company Affiliate Representatives to, cease immediately and cause to be terminated any and all existing discussions, conversations, negotiations and other communications with any parties conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Company be returned. Without limiting the foregoing, the Company agrees that any violation of the restrictions set forth in this Section 6.7 by any of the Company’s Representatives or affiliates or the Company Affiliate Representatives, whether or not purporting to act on behalf of the Company, shall constitute a breach of this Section 6.7 by the Company; and that any breach of, or failure to observe, any of the provisions of this Section 6.7 by the Company as a result of any action by any executive officer, or member of the Board of Directors, of the Company, or of which the Company does not notify Parent promptly upon any of its executive officers or directors becoming informed thereof, shall be deemed a material breach of this Agreement by the Company and, for purposes of Section 6.19(d), a breach in a material respect of this Section 6.7.

(b) The Company shall promptly (and in no event later than 24 hours after receipt thereof), (1) provide written notification to Parent of any submission, proposal, offer or inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, (2) furnish to Parent a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing and (3) keep Parent informed on a prompt basis with respect to any developments with respect to the foregoing, including any changes in price, structure, form of consideration or closing conditions.

(c) Subject to the provisions of this Section 6.7(c), neither the Company Board nor any committee thereof shall (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or such committee of the adoption and approval of the Merger (the “Company Recommendation”) and the matters to be considered at the Company Stockholders Meeting, (B) other than the Merger, approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (C) other than the Merger, cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal. Nothing contained in this Section 6.7(c) shall prohibit the Company Board (x) from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that the Company Board shall not recommend that the stockholders of the Company tender their shares in connection with a tender offer, except to the extent the Company Board determines in its good faith judgment that failure to make such a recommendation is reasonably likely to result in a breach of the fiduciary duties of the Company Board to stockholders under applicable Law, after consulting with outside legal counsel, or (y) in the event that a Superior Proposal is made prior to the Company Stockholders Meeting, from withdrawing or modifying the Company Recommendation if the Company Board determines in good faith, after consultation with outside counsel, that failure to withdraw or modify the Company Recommendation is reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company; provided, however, that the Company Board shall not withdraw or modify the Company Recommendation prior to the date that is five (5) business days following Parent’s receipt of written notice of the Company Board’s determination to do so (it being understood and agreed that any amendment to the amount or form or other material term of the Superior Proposal shall require a new notice and a new five (5) business day period); provided, further that (i) the Company continues to comply with all other provisions of this Agreement including, without limitation, this Section 6.7 hereof, (ii) such action is in response to a Superior Proposal that did not result from a breach by the Company of this Section 6.7 and (iii) if requested by Parent, the Company shall, during such five (5) business day period, negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement such that the Company Board would no longer determine in good faith that such third party Acquisition Proposal constitutes a Superior Proposal.

(d) Notwithstanding anything to the contrary contained in this Section 6.7, in the event Parent takes any of the actions permitted in Section 6.19(a)(x) or (y) or breaches in any material respect the provisions of Section 6.19, the restrictions set forth in Section 6.7(a) will cease to be in effect, but the Company will still be bound by the provisions set forth in Section 6.7(b) and (c).

Section 6.8 Appropriate Action; Consents; Filings.

(a) The Company and Parent shall use their reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (B) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (x) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (y) the HSR Act and (z) any other applicable Law and (D) contest any action by any Governmental Entity seeking to restrain, enjoin, impose conditions upon or alter the transactions contemplated by this Agreement; provided, however, that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to counsel for the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith; provided, however, that nothing in this Section 6.8(a) shall require Parent to agree to (AA) the imposition of conditions, (BB) the requirement of divestiture of assets or property or (CC) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

To the extent reasonably practicable, neither Parent nor the Company shall agree to participate in any meeting or discussion with any Governmental Entity in respect of any filings, investigation or other inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting or discussion.

(b) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all reasonable best efforts to obtain any third party consents, (A) necessary to consummate the transactions contemplated in this Agreement, (B) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time or (D) otherwise referenced in Section 7.1(e) or Section 7.2(d). In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 6.8(b), such party shall use all reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result from the failure to obtain such consent.

(c) From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other person (A) challenging or seeking material damages in connection with the Merger or any other transactions contemplated by this Agreement, or the conversion of Company Common Shares into Merger Consideration pursuant to the Merger or (B) seeking to restrain or prohibit the consummation of the Merger or any other transactions contemplated by this Agreement or otherwise limit the right of Parent or any Parent Subsidiary to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary. Each party shall give the other reasonable opportunity to participate in (but not to conduct, or direct the conduct of) the defense of or negotiations with respect to any such action, suit, arbitration or other proceeding or investigation; provided that the party that is subject to such action, suit, arbitration or other proceeding or investigation shall be entitled to control the defense thereof.

(d) Without limiting the foregoing, Parent, the Company and their respective Boards of Directors shall (x) take all action necessary so that no takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any other transactions contemplated by this Agreement and (y) if any takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any other transactions contemplated by this Agreement, take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

(e) The Company agrees to provide, and will cause the Company Subsidiaries and its and their respective officers and employees to provide, and will use reasonable best efforts to cause its accountants, attorneys and other representatives to provide, reasonable cooperation in connection with the arrangement of any financing to be consummated contemporaneous with the Closing in respect of this Agreement and the transactions contemplated by this Agreement.

Section 6.9 [Intentionally Omitted.]

Section 6.10 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (A) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause (1) any representation or warranty contained herein to be untrue or inaccurate at any time during the period commencing on the date hereof and ending on the Effective Time or (2) any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (B) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement, affect the satisfaction or non-satisfaction of any condition to the Merger set forth in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 6.11 Public Announcements. Notwithstanding anything herein to the contrary, none of the parties hereto shall issue any press release or make any public announcement concerning the Merger or the other transactions contemplated hereby without obtaining the prior written approval of the other party, which approval will not be unreasonably withheld or delayed, unless a party determines in good faith that any such disclosure is otherwise required by applicable Law or the rules or regulations of the NYSE or Nasdaq, as applicable; provided, however, that to the extent any such release or disclosure is so required, prior to making such release or disclosure, the party intending to make such release or disclosure shall use its reasonable best efforts consistent with such applicable Law or rules or regulations of the NYSE or Nasdaq, as applicable, to consult and discuss in good faith with the other parties the form and content thereof prior to its release and consider in good faith any reasonable changes which are suggested by such party or parties prior to releasing or making the statement.

Section 6.12 Stock Exchange Listing. Parent shall promptly prepare and submit to the NYSE and any other applicable exchange a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its reasonable best efforts to cause such shares to be approved for listing on such NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 6.13 Company Stock Options, Employee Benefit and Related Matters.

(a) As of the Effective Time, and subject to the terms of each applicable plan, Parent shall, or shall cause the Surviving Corporation to, provide each employee of the Company or any Company Subsidiary other than employees covered by a collective bargaining agreement or similar arrangement specifying any terms or conditions of work (the “Continuing Employees”) with benefits under medical, dental, vision and similar health and welfare plans that are in the aggregate no less favorable than either those provided to similarly situated employees of Parent and Parent Subsidiaries or to those provided to such Continuing Employees immediately prior to the Effective Time. To the extent satisfied prior to the Effective Time or thereafter under the applicable medical, dental and vision Company Benefit Plans, Parent and the Surviving Corporation shall cause any medical, dental and vision plans of Parent or any Parent Subsidiary to provide that such Continuing Employees shall be eligible to participate in as of the Effective Time or thereafter to waive limitations as to preexisting condition exclusions and waiting periods with respect to participation and coverage requirements under such Parent and Surviving Corporation plans. Parent shall, or shall cause the Surviving Corporation to, cause the medical, dental and vision plans of Parent or Parent Subsidiaries in which Continuing Employees are eligible to participate as of the Effective Time or thereafter to provide credit to the Continuing Employees for any co-payments and deductibles paid by such Continuing Employees under the applicable medical, dental and vision Company Benefit Plans for the year in which the Closing occurs for the purposes of satisfying any applicable co-payments and deductibles under such Parent or Parent Subsidiary plans for the year in which the Closing occurs. Following the Effective Time, the Surviving Corporation will pay (or cause to be paid) any bonuses that have accrued with respect to performance prior to the Effective Time by persons that are employees at the Effective Time, pursuant to any unpaid bonus plans in effect on the date hereof, at such time as such bonus otherwise would have been payable under such bonus plan, and the entitlement of any such employee to any such bonus shall not be impaired by the termination of his or her employment by Parent or any Subsidiary, other than termination for cause, thereof following the Effective Time.

(b) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all such other action as may be necessary (i) to effectuate the treatment of all outstanding Company Options as of the Effective Time as contemplated in Section 3.4 and (ii) to terminate, as of the Effective Time, all Company Stock Option Plans and any plan, program or arrangement providing for the prospective issuance or grant of any interest in respect of the capital stock of the Company or Company Subsidiary. After the Effective Time, each Company Stock Option Plan shall be terminated, and no further Company Options shall be granted thereunder.

(c) Prior to the Effective Time, each of the Company Board, or an appropriate committee of non-employee directors thereof, and the Parent’s Board of Directors, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition and disposition by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of shares of Parent Common Stock or options to acquire Parent Common Stock and Company Common Shares or options to acquire Company Common Shares, respectively, in each case pursuant to this Agreement and the Merger, shall be an exempt transaction for purposes of Section 16.

(d) Effective as of the date hereof, the Company Board, or, if appropriate, any committee of the Company Board administering the ESPP, shall adopt such resolutions and take such other actions as may be required to provide that the ESPP shall terminate immediately as of the Effective Time.

Section 6.14 Indemnification of Directors and Officers.

(a) Parent and the Surviving Corporation agree that the indemnification obligations set forth in the Company Certificate and Company By-laws and any Company indemnification agreements shall survive the Merger (and, prior to the Effective Time, Parent shall cause the Certificate of Incorporation and By-laws of Merger Sub to reflect such provisions) and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of any individual who on or prior to the Effective Time was a director, officer, trustee, fiduciary, employee or agent of the Company or any Company Subsidiary or who served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by Law.

(b) For six (6) years from the Effective Time, the Surviving Corporation shall provide to the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) with a $20,000,000 limit and with other terms that are no less favorable than the Company’s existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 175% of the annual premium to be in effect after August 4, 2004; provided further that if the premium for such coverage exceeds such amount, the Surviving Corporation shall purchase the D&O Insurance with the greatest coverage available for such 175% amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 6.14, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement (and nothing in Section 6.1 shall prohibit the Company from obtaining such a prepaid policy prior to the Effective Time, provided that the cost thereof shall not exceed 175% of the annual premium to be in effect after August 4, 2004. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder. The obligations under this Section 6.14 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.14 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.14 applies shall be third party beneficiaries of this Section 6.14), and in the event that Parent consolidates or merges with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers all or substantially all of its assets to any other Person, then Parent shall make proper provision so that the continuing or surviving corporation or entity, or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.14.

Section 6.15 Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. Parent, Merger Sub and the Company shall each deliver to counsel to Parent and counsel to the Company, for the purpose of enabling each such counsel to render the tax opinions described in Sections 7.2(c) and 7.3(c) of this Agreement, representation letters, executed and dated as of the Closing Date, in form and in substance substantially identical to those attached hereto as Exhibits C and D respectively (allowing for such amendments to the representation letters as counsel deems reasonably necessary).

Section 6.16 Affiliate Letters. The Company shall, within five business days of the date hereof, deliver to Parent a list (reasonably satisfactory to counsel for Parent) setting forth the names of all persons who are expected to be, at the time of the Company Stockholders Meeting, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing the list. The Company shall use its reasonable best efforts to cause each person who is identified as an affiliate in the list furnished or supplemented pursuant to this Section 6.16 to execute a written agreement, as soon as practicable after the date hereof, in substantially the form of Exhibit B hereto.

Section 6.17 FIRPTA Affidavit. The Company shall furnish to Parent an affidavit, dated the Closing Date, stating, under penalty of perjury, that the Company is not and has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period described in Code Section 897(c)(1)(A)(ii).

Section 6.18 401(k) Plan. If requested in writing by Parent, the Company shall, immediately prior to the Closing Date, terminate any of the Company’s or a Company Subsidiary’s 401(k) Plan or Company Benefit Plan maintained under Section 1165 of the Puerto Rico Internal Revenue Code (each, a “Plan”) effective as of the day immediately preceding the Closing Date, and no further contributions shall be made to the Plan as of such termination, except for contributions that have been accrued on behalf of participants prior to the Plan’s termination and contributions made on behalf of participants that are based on compensation earned prior to the date of the Plan’s termination. The Company shall provide to the Parent (i) executed resolutions by the Board of Directors of the Company or a Company Subsidiary authorizing any such requested termination and (ii) the Company shall take or cause to be taken such further actions in furtherance of such termination as Parent may reasonably request.

Section 6.19 No Solicitation of Transactions by Parent.

(a) None of Parent or any Parent Subsidiary shall, directly or indirectly, take (and Parent shall not authorize or permit the Parent Representatives or, to the extent within Parent’s control, other affiliates, and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (the “Parent Affiliate Representatives”) to take), any action to (A) solicit, initiate, encourage or facilitate any Parent Acquisition Proposal (including by way of furnishing non-public information), (B) enter into any agreement or commitment with respect to any Parent Acquisition Proposal (other than confidentiality agreements permitted by clause (x) below), or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement, or (C) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Parent Acquisition Proposal; provided, however, that if, at any time prior to the Parent Stockholders Meeting, the Parent Board determines in good faith, after consultation with outside counsel, that the failure to take such action would be reasonably likely to result in a breach of the Parent Board’s fiduciary duties to the stockholders of Parent, Parent may, in response to a Parent Acquisition Proposal and subject to Parent’s compliance with Section 6.19(b) and (c), (x) furnish information with respect to Parent and the Parent Subsidiaries to the person making such Parent Acquisition Proposal pursuant to a customary confidentiality agreement the benefits of the terms of which are no more favorable to the other party to such confidentiality agreement than those in place with the Company and (y) participate in discussions and negotiations with respect to such Parent Acquisition Proposal. Upon execution of this Agreement, Parent shall, and shall cause the Parent Representatives and, to the extent within Parent’s control, its other affiliates and the Parent Affiliate Representatives, to cease immediately and cause to be terminated any and all existing discussions, conversations, negotiations and other communications with any parties conducted heretofore with respect to, or that could reasonably be expected to lead to, a Parent Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of Parent be returned. Without limiting the foregoing, Parent agrees that any violation of the restrictions set forth in this Section 6.19 by any of Parent’s Representatives or affiliates or Parent Affiliate Representatives, whether or not purporting to act on behalf of Parent, shall constitute a breach of this Section 6.19 by Parent; and that any breach of, or failure to observe, any of the provisions of this Section 6.19 by Parent as a result of any action by any executive officer, or member of the Board of Directors, of Parent, or of which Parent does not notify the Company promptly upon any of its executive officers or directors becoming informed thereof, shall be deemed a material breach of this Agreement by Parent and, for purposes of Section 6.7(d), a breach in a material respect of this Section 6.19.

(b) Parent shall promptly (and in no event later than 24 hours after receipt thereof), (1) provide written notification to the Company of any submission, proposal, offer or inquiry received by it relating to any potential Parent Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such potential Parent Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, (2) furnish to the Company a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing and (3) keep the Company informed on a prompt basis with respect to any developments with respect to the foregoing, including any changes in price, structure, form of consideration or closing conditions.

(c) Subject to the provisions of this Section 6.19(c), neither the Parent Board nor any committee thereof shall (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by Parent Board or such committee of the approval of the Share Issuance (the “Parent Recommendation”) and the matters to be considered at the Parent Stockholders Meeting, (B) other than the Merger, approve or recommend, or propose publicly to approve or recommend, any Parent Acquisition Proposal, or (C) other than the Merger, cause Parent to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal. Nothing contained in this Section 6.19(c) shall prohibit the Parent Board (x) from taking and disclosing to Parent’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that the Parent Board shall not recommend that the stockholders of Parent tender their shares in connection with a tender offer, except to the extent the Parent Board determines in its good faith judgment that failure to make such a recommendation is reasonably likely to result in a breach of the fiduciary duties of the Parent Board to stockholders under applicable Law, after consulting with outside legal counsel, or (y) in the event that a Parent Conflicting Proposal is made prior to the Parent Stockholders Meeting, from withdrawing or modifying the Parent Recommendation if the Parent Board determines in good faith, after consultation with outside counsel, that failure to withdraw or modify the Parent Recommendation is reasonably likely to result in a breach of its fiduciary duties to the stockholders of Parent, provided that the Parent Board shall not withdraw or modify the Parent Recommendation prior to the date that is five (5) business days following the Company’s receipt of written notice of the Parent’s Board’s determination to enter into an agreement to effect such Parent Conflicting Proposal (it being understood and agreed that any amendment to the amount or form or other material term of the Parent Conflicting Proposal shall require a new notice and a new five (5) business day period); provided, further that (i) Parent continues to comply with all other provisions of this Agreement including, without limitation, Section 6.19 hereof, (ii) such action is in response to a Parent Conflicting Proposal that did not result from a breach by Parent of this Section 6.19 and (iii) if requested by the Company, Parent shall, during such five (5) business day period, negotiate in good faith with the Company to make such adjustments to the terms and conditions of this Agreement such that the Parent Board would no longer determine in good faith that failure to make such an approval or recommendation is reasonably likely to result in a breach of the fiduciary duties of the Parent Board to stockholders under applicable Law, after consulting with outside legal counsel.

(d) Notwithstanding anything to the contrary contained in this Section 6.19, in the event the Company takes any of the actions permitted in Section 6.7(a)(x) or (y) or breaches in any material respect the provisions of Section 6.7, the restrictions set forth in Section 6.19(a) will cease to be in effect but Parent will still be bound by the provisions set forth in Section 6.19(b) and (c).

Section 6.20 Board of Directors. The Parent Board shall add John D. Fruth and Edgar J. Cummins as members of the Parent Board, effective as of the Effective Time.

Article 7.

Closing Conditions

Section 7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

(b) Company Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company.

(c) Parent Stockholder Approval. The Share Issuance shall have been approved by the requisite vote of the stockholders of Parent.

(d) No Order. No Governmental Entity, nor any federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or limits Parent’s activity in connection with the ownership or operation of the Company (including any hold separate order).

(e) Consents and Approvals. All consents, approvals and authorizations of any Governmental Entity set forth in Schedule 7.1(e) of the Company Disclosure Schedule shall have been obtained, in each case, without (A) the imposition of conditions, (B) the requirement of divestiture of assets or property or (C) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent.

(f) HSR Act. Any applicable waiting periods, together with any extensions thereof, under the HSR Act and the antitrust or competition laws of any other applicable jurisdiction shall have expired or been terminated.

(g) Exchange Listing. The shares of Parent Common Stock issuable to the Company’s stockholders in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Representations and Warranties. (1) The representations and warranties of the Company contained in Section 4.1(a), Section 4.3(a) and Section 4.4 of this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (2) all other representations and warranties of the Company contained in this Agreement, and in any certificate or other writing delivered by the Company pursuant hereto, in each case disregarding and without giving any effect to all qualifications and exceptions contained herein and therein relating to materiality or Company Material Adverse Effect or any similar standard or qualification, shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matter only as of a particular date need only be true and correct as of such date), except where the untruth or incorrectness of such representations and warranties have not had and would not, individually or in the aggregate, have a Company Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(c) Tax Opinion. Parent shall have received the opinion of Latham & Watkins LLP, dated the Closing Date, to the effect that on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Latham & Watkins LLP may require and rely upon the representation letters described in Section 6.15 hereof to be delivered on the Closing Date.

(d) Consents and Approvals. All consents, approvals and authorizations listed on Schedule 7.2(d) of the Company Disclosure Schedule shall have been obtained in each case, without (A) the imposition of conditions, (B) the requirement of divestiture of assets or property or (C) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent.

(e) Material Adverse Effect. There shall not have occurred any Company Material Adverse Effect.

(f) Court Proceedings. No action or claim by any Governmental Entity or by any other person (in the case of an action or claim by any person other than a Governmental Entity, which shall be reasonably likely to succeed) shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any other Governmental Entity or arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent or restrain the consummation of any of the transactions contemplated by this Agreement, (B) cause the Merger to be rescinded following consummation thereof, (C) affect adversely the right or powers of Parent to own, operate or control the Company or any portion of the business or assets of the Company or Parent or (D) have or have a Company Material Adverse Effect or Parent Material Adverse Effect, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

(g) Company Options. All actions necessary to assure that upon consummation of the Merger, each unexpired and unexercised Company Option shall be canceled with the effect set forth in Section 3.4 shall have been completed to the reasonable satisfaction of Parent.

Section 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Representations and Warranties. (1) The representations and warranties of Parent contained in Section 5.1(a), Section 5.3(a) and Section 5.4 in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (2) all other representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto, in each case disregarding and without giving any effect to all qualifications and exemptions contained herein and therein relating to materiality or Parent Material Adverse Effect or any similar standard or qualification, shall be true and correct as of the date hereof and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only remain true and correct in all material respects as of such date), except where the untruth or incorrectness of such representation and warranties have not had and could not have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

(b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(c) Tax Opinion. The Company shall have received the opinion of Fenwick & West LLP, dated the Closing Date, to the effect that on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Fenwick & West LLP may require and rely upon the representation letters described in Section 6.15 to be delivered on the Closing Date.

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

(e) Board of Directors. Pursuant to Section 6.21 hereof, John D. Fruth and Edgar J. Cummins shall have been elected to the Parent’s Board of Directors, effective upon the Effective Time.

Article 8.

Termination, Amendment and Waiver

Section 8.1 Termination. This Agreement may be terminated, and the Merger and the other transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

(b) By either Parent or the Company if the Merger shall not have been consummated prior to January 31, 2005, provided, however, that such date may, from time to time, be extended by Parent (by written notice thereof to the Company) or by the Company (by written notice thereof to Parent) up to and including April 30, 2005 in the event all conditions to effect the Merger other than one or more conditions set forth in Section 7.1(d), Section 7.1(e) and Section 7.1(f) (the “Regulatory Conditions”) have been or are capable of being satisfied at the time of each such extension and the Regulatory Conditions have been or are reasonably capable of being satisfied on or prior to April 30, 2005, (such earlier date, as it may be so extended, shall be referred to herein as the “Outside Date”); provided, further that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

(c) By either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to take action) permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 6.8);

(d) By either Parent or the Company if the approval by the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof, provided that no termination by the Company pursuant to this paragraph (d) shall be effective unless (i) such failure was not due to a breach by the Company of its obligations hereunder, and (ii) concurrently therewith it fulfills its obligations under Section 8.2 hereof;

(e) By Parent if (A) the Company Board shall have withdrawn, modified or qualified in a manner adverse to Parent, or failed upon Parent’s request to reconfirm its recommendation of the Merger or this Agreement (or determined to do so) within five (5) business days after such request; (B) a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 35% or more of the outstanding

Company Common Shares is commenced (other than by Parent or an affiliate of Parent) and the Company Board fails to recommend that the stockholders of the Company not tender their shares in such tender or exchange offer; (C) any person (other than Parent or an affiliate of Parent) or group becomes the beneficial owner of 35% or more of the outstanding Company Common Shares; or (D) for any reason the Company fails to call or hold the Company Stockholders Meeting by the fifth day prior to the Outside Date;

(f) By either Parent or the Company if the approval by the stockholders of Parent required for the Share Issuance shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof, provided that no termination by Parent pursuant to this paragraph (f) shall be effective unless (i) such failure was not due to a breach by Parent of its obligations hereunder, and (ii) concurrently therewith it fulfills its obligations under Section 8.2 hereof;

(g) By Parent, if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or would have, individually or in the aggregate, a Company Material Adverse Effect and such Company Material Adverse Effect is not cured within 20 days after written notice thereof by Parent to the Company or if (A)(1) the Company shall have breached any of its covenants or agreements set forth in this Agreement or (2) any representation or warranty of the Company set forth in this Agreement shall have become untrue or incorrect, (B) such breach or misrepresentation is not cured within twenty (20) days after written notice thereof, which notice shall state that it is Parent’s intention to terminate this Agreement pursuant to this Section 8.1(g) and indicating the basis for such termination, and (C) such breach or misrepresentation would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied;

(h) By the Company, if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or would have, individually or in the aggregate, a Parent Material Adverse Effect and such Parent Material Adverse Effect is not cured within 20 days after written notice thereof by the Company to Parent or if (A)(1) either Parent or Merger Sub has breached any of its covenants or agreements set forth in this Agreement or (2) any representation or warranty of Parent or Merger Sub set forth in this Agreement shall have become untrue or incorrect, (B) such breach or misrepresentation is not cured within 20 days after written notice thereof, which notice shall state that it is the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and indicating the basis for such termination, and (C) such breach or misrepresentation would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied;

(i) By the Company, if Parent’s Board of Directors shall have withdrawn, modified or qualified in a manner adverse to the Company, or failed upon the Company’s request to reconfirm the Parent Recommendation (or determined to do so) within five (5) business days after such request, or if for any reason Parent fails to call or hold the Parent Stockholders Meeting by the fifth day prior to the Outside Date; or

(j) By the Company, if, prior to the Company Stockholder Approval it receives a Superior Proposal and the Company Board determines in good faith, after consultation with outside legal counsel, to enter into an agreement to effect the Superior Proposal; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(j) unless (A) the

Company has complied with its obligations under Section 6.7 and (B) five (5) business days have elapsed following delivery to Parent of a written notice of such determination by the Company Board and during such five (5) business day period Parent has not submitted a binding offer that the Company Board has determined in its good faith judgment to be at least as favorable to the Company’s stockholders as the Superior Proposal; provided, that concurrently therewith the Company fulfills its obligations pursuant to Section 8.2;

(k) By Parent, if, prior to Parent Stockholder Approval it receives a Parent Conflicting Proposal and the Parent Board determines in good faith, after consultation with outside legal counsel, to enter into an agreement to effect the Parent Conflicting Proposal; provided, that Parent may not terminate this Agreement pursuant to this Section 8.1(k) unless (A) Parent has complied with its obligations under Section 6.19 and (B) five (5) business days have elapsed following delivery to the Company of a written notice of such determination by the Parent Board and during such five (5) business day period the Company has not submitted a binding offer that the Parent Board has determined in its good faith judgment to be at least as favorable to the Parent’s stockholders as the Parent Conflicting Proposal; provided, that concurrently therewith Parent fulfills its obligations pursuant to Section 8.2.

Section 8.2 Effect of Termination.

(a) Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors except (x) with respect to Section 6.6, Section 6.11, this Section 8.2 and Article 9 and (y) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b) Parent Expenses. If (A) this Agreement is terminated pursuant to Section 8.1(d) or Section 8.1(g), or (B) Parent is entitled to the Company Termination Fee pursuant to Section 8.2(e), then the Company shall pay Parent an amount equal to the sum of Parent’s Expenses up to $6,000,000.

(c) Company Expenses. Parent and the Company agree that if (A) this Agreement is terminated pursuant to Section 8.1(f) or Section 8.1(h), or (B) the Company is entitled for any reason to the Parent Termination Fee pursuant to Section 8.2(f), then Parent shall pay to the Company an amount equal to the sum of the Company’s Expenses up to $4,500,000.

(d) Payment of Expenses. Payment of Expenses pursuant to Section 8.2(b) or Section 8.2(c) shall be made not later than two business days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 90th day after such party delivers such notice of demand for payment).

(e) Company Termination Fee. In addition to any payment required by Section 8.2(b), the Company shall pay to Parent a termination fee of $35,000,000 (the “Company Termination Fee”) in immediately available funds in the event that this Agreement is terminated: (i) by Parent pursuant to Section 8.1(e)(A), (B) or (D); (ii) by the Company pursuant to Section 8.1(d) (if at such time Parent was entitled to terminate pursuant to Section 8.1(e)(A), (B) or (D)); (iii) by Parent pursuant to Section 8.1(e)(C), provided that within twelve months following such termination, an Acquisition Proposal with respect to the Company is consummated or the Company enters into a definitive agreement with respect to an Acquisition Proposal; (iv) by either party pursuant to Section 8.1(d) (other than by the Company if at such time Parent was entitled to terminate pursuant to Section 8.1(e)(A), (B) or (D)) or by Parent pursuant to Section 8.1(g)(A)(1) and Section 8.1(g)(A)(2) provided that, in the case of this clause (iv), (A) at any time after the date of this Agreement and before the vote on the Merger at the Company Stockholders Meeting, an Acquisition Proposal with respect to the Company shall have been publicly announced and not bona fide withdrawn, and (B) within twelve months following termination of this Agreement, the Company subsequently consummates an Acquisition Proposal or enters into a definitive agreement with respect to such Acquisition Proposal; or (v) by the Company pursuant to Section 8.1(j).

(f) Parent Termination Fee. In addition to any payment required by Section 8.2(c), Parent shall pay to the Company a termination fee of $35,000,000 (the “Parent Termination Fee”) in immediately available funds in the event that this Agreement is terminated: (i) by the Company pursuant to Section 8.1(i); (ii) by Parent pursuant to Section 8.1(f) (if at such time the Company was entitled to terminate pursuant to Section 8.1(i)); (iii) by Parent pursuant to Section 8.1(k); or (iv) by either party pursuant to Section 8.1(f) (other than by Parent if at such time the Company was entitled to terminate pursuant to Section 8.1(i)) or by the Company pursuant to Section 8.1(h)(A)(1) or Section 8.1(h)(A)(2), provided that in the case of this clause (iv), (A) at any time after the date of this Agreement and before the vote on the Share Issuance at the Parent Stockholders Meeting, a Parent Conflicting Proposal with respect to Parent shall have been publicly announced and not bona fide withdrawn, and (B) within twelve months following such termination, (x) a Parent Acquisition Proposal with respect to Parent is consummated or (y) or Parent enters into a definitive agreement with respect to a Parent Acquisition Proposal.

(g) All Payments. Any payment required to be made pursuant to Section 8.2(e)(v) or Section 8.2(f)(iii) shall be made concurrently with such termination. Any payment required to be made pursuant to Section 8.2(e)(i), Section 8.2(e)(ii), Section 8.2(f)(i) or Section 8.2(f)(ii) shall be made not later than two business days after the date of termination. Any payment required to be made pursuant to Section 8.2(e)(iii), Section 8.2(e)(iv) or Section 8.2(f)(iv) shall be made not later than two business days after the entering into of a definitive agreement with respect to, or the consummation of, an Acquisition Proposal or Parent Acquisition Proposal, as applicable. In no event shall more than one fee pursuant to Section 8.2(e) or Section 8.2(f) be made. All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. The Company and Parent acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither the Company nor Parent would enter into this Agreement. Accordingly, if either party fails promptly to pay any amount due to the other party pursuant to this Section 8.2 and, in order to obtain such payment, the Company or Parent, as applicable, commences a suit which results in a judgment against the other party for the fees and expenses set forth in this Section 8.2, such defaulting party shall pay to the prevailing party its costs and expenses (including reasonable attorney’s fees and expenses) incurred in connection with such suit, together with interest on the aggregate amount of the fees and expenses at a rate equal to the prime rate reported in the Wall Street Journal on the date such payment was required to be made plus two (2) percent.

Section 8.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.4 Waiver. At any time prior to the Effective Time, any party hereto may (A) extend the time for the performance of any of the obligations or other acts of the other party hereto, (B) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (C) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.5 Fees and Expenses. Subject to Section 8.2(a), Section 8.2(b), Section 8.2(c) and Section 8.2(g) hereof, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that each of Parent and the Company shall pay one-half of the Expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement.

Article 9.

General Provisions

Section 9.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

The Cooper Companies, Inc.

6140 Stoneridge Mall Road, Suite 590

Pleasanton, CA 94588

Attn: Carol R. Kaufman

Facsimile: (925) 460-3662

with a mandated copy to:

Latham & Watkins LLP

885 Third Avenue, Suite 1000

New York, NY 10022

Attn.: Samuel A. Fishman, Esq.

          Erica H. Steinberger, Esq

Facsimile: (212) 751-4864

If to the Company, addressed to it at:

Ocular Sciences, Inc.

1855 Gateway Boulevard, Suite 700

Concord, CA 94520

Attn: John Fruth

          Stephen Fanning

Facsimile: (925) 969-7128

with a mandated copy to:

Fenwick & West LLP

Silicon Valley Center

801 California St.

Mountain View, CA 94041

Attn: Barry Kramer, Esq.

          David Michaels, Esq.

Facsimile: (415) 650-938-5200

Section 9.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.5 Entire Agreement. This Agreement (together with the Exhibits, Parent and Company Disclosure Schedules and the other documents delivered pursuant hereto), the Voting Agreements and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

Section 9.6 Assignment. None of this Agreement or any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Notwithstanding the foregoing, Merger Sub may assign, in its sole discretion, any and all rights, interests and obligations under this Agreement to any wholly owned Parent Subsidiary without the consent of the Company.

Section 9.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 6.14, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.8 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 9.9 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law rules of such State, except to the extent that the DGCL mandatorily apply to the Merger.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (D) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9(C).

Section 9.10 Disclosure. Any matter disclosed in any section of a party’s Disclosure Schedule shall be considered disclosed for other sections of such Disclosure Schedule, but only to the extent such matter on its face would reasonably be expected to be relevant to a particular section of a party’s Disclosure Schedule in light of the disclosure made in such section. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

Section 9.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which they are entitled at Law or in equity. Each party hereto agrees to waive any requirement for the posting of, or securing of, a bond in connection with any such remedy.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE COOPER COMPANIES, INC.

By:	/s/ Carol R. Kaufman
Name:	Carol R. Kaufman
Title:	Vice President of Legal Affairs, Secretary and Chief Administrative Officer

TCC ACQUISITION CORP.

By:	/s/ Carol R. Kaufman
Name:	Carol R. Kaufman
Title:	Vice President and Secretary

OCULAR SCIENCES, INC.

By:	/s/ Stephen J. Fanning
Name:	Stephen J. Fanning
Title:	President and Chief Executive Officer

[Merger Agreement]

Exhibit Index

Exhibit A – Voting Agreement

Exhibit B – Form of Affiliate Letter

Exhibit C – Form of Parent Tax Representation Letter

Exhibit D – Form of Company Tax Representation Letter

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